SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

RESOLUTE ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a–6(i)(4) and 0–11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY COPY - SUBJECT TO COMPLETION

1700 Lincoln Street, Suite 2800
Denver, Colorado 80203
Telephone: (303) 534-4600

 •, 2018

Dear Resolute Energy Corporation Stockholder:

You are cordially invited to the Resolute Energy Corporation Annual Meeting of Stockholders to be held on June 19, 2018, at 9:00 a.m., Mountain Time. The meeting will be held at the offices of Arnold & Porter, 370 Seventeenth Street, Denver, Colorado 80202.

At the Annual Meeting, you will be asked (i) to approve an amendment to our certificate of incorporation to declassify our Board of Directors, (ii) to elect three Class III directors to our Board of Directors; (iii) to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers; and (iv) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2017 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Richard F. Betz
Chief Executive Officer

1700 Lincoln Street, Suite 2800
Denver, Colorado 80203
Telephone: (303) 534-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Resolute Energy Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Resolute Energy Corporation will be held at the offices of Arnold & Porter, 370 Seventeenth Street, Denver, Colorado 80202, at 9:00 a.m., Mountain Time, on June 19, 2018, for the following purposes:

1.	to approve an amendment to our certificate of incorporation to declassify our Board of Directors;

2.

if Proposal One is approved, to elect Nicholas J. Sutton, Gary L. Hultquist and Janet W. Pasque as Class III directors to our Board of Directors for a one-year term expiring in 2019 or until their successors are duly elected and qualified, or if Proposal One is not approved, to elect Nicholas J. Sutton, Gary L. Hultquist and Janet W. Pasque as Class III directors for a three-year term expiring in 2021 or until their sucessors are duly elected and qualified;

3.	to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Proposal”);

4.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

5.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on Monday, May 7, 2018, are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares FOR the nominees and all other Company proposals by using the enclosed proxy card. Voting is easy—you may vote electronically by following the instructions provided on the enclosed proxy card, or sign, date and return the enclosed proxy card in the postage-paid envelope provided.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be able to vote your shares with respect to any of the non-routine proposals, but will be able to vote your shares for certain routine matters. The amendment to our certificate of incorporation to declassify our Board of Directors, the election of three Class III directors to our Board of Directors and the approval, by non-binding advisory vote, of the compensation paid to the Company’s Named Executive Officers are considered non-routine matters. The ratification of KPMG LLP as our indepenent registered public accounting firm for the 2018 fiscal year is considered a routine matter. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares FOR the nominees and the Company’s other proposals on the enclosed proxy card.

Stockholders of record at the close of business on Monday, May 7, 2018, the record date for voting at the Annual Meeting, are urged to vote FOR the nominees and the Company’s other proposals on the proxy card. Please see page 2 of the proxy statement for additional information regarding admission to the meeting and how to vote your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 19, 2018:

The proxy statement, proxy card and the annual report to stockholders for the fiscal year ended December 31, 2017, are available at www.ViewOurMaterial.com/REN.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Michael N. Stefanoudakis
Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary

•, 2018
Denver, Colorado

i

ii

1700 Lincoln Street, Suite 2800
Denver, Colorado 80203
Telephone: (303) 534-4600

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to you by the Board of Directors (the “Board” or the “Board of Directors”) of Resolute Energy Corporation, a Delaware corporation (“we,” “our,” “us,” “Resolute” or the “Company”), in connection with its solicitation of proxies for Resolute’s Annual Meeting of Stockholders to be held on June 19, 2018, at 9:00 a.m., Mountain Time, at the offices of Arnold & Porter, 370 Seventeenth Street, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting” or the “2018 Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

We have also engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist us in soliciting proxies for an estimated fee of $[•].

This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about •, 2018. The proxy materials are also available at www.ViewOurMaterial.com/REN.

Stockholders Entitled to Vote

The close of business on Monday, May 7, 2018, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 23,165,980 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

Differences Between Holding Stock of Record and as a Beneficial Owner

Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use that contains voting instructions and allows you to vote via the phone, mail or online.

If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by such brokerage account or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters such as the ratification of auditors, but cannot vote on “non-routine” matters, which include matters such as votes for the amendment to our certificate of incorporation to declassify our Board of Directors, the election of directors and the Say on Pay Proposal. This is generally referred to as a “broken non-vote.”

Attending the Annual Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to May 7, 2018, a copy of the voting instruction form provided by your broker, trustee or nominee, or other similar evidence of ownership.

Voting in Person at the Annual Meeting

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instruction form prior to the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction form provided by your broker, trustee or nominee.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy card or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker non-votes will also be counted as present for purposes of determining the presence of a quorum.

Required Vote

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal One, relating to the proposed approval of the amendment to our certificate of incorporation to declassify our Board of Directors. To be approved, that proposal must receive the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. For this proposal, abstentions and broker non-votes will count as votes “AGAINST” the proposal.

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal Two, relating to the election of Nicholas J. Sutton, Gary L. Hultquist and Janet W. Pasque to the Board as Class III directors. Members of the Board are elected by a plurality of votes cast at the meeting and entitled to vote thereon. This means that the three duly-nominated persons who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor “WITHHOLD” votes cast with respect to any nominee will affect the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Three, relating to the proposed approval, by a non-binding advisory vote (the “Say on Pay Proposal”), of the compensation paid to the Company’s Named Executive Officers (“NEOs”). To be approved, that proposal must receive the affirmative vote of a majority of the votes cast at the meeting and entitled to vote thereon. This means that the shares voted “FOR” the proposal must exceed the number voted “AGAINST” the proposal. For this proposal, an abstention will not count as a vote cast and will therefore have no effect on the outcome of the proposal. A broker non-vote will not count as a vote cast and will therefore have no effect on the outcome of the proposal.

Although the advisory votes in Proposal Three are non-binding, the Board will review the results of the votes and will take them into account in determinations concerning executive compensation.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Four, relating to the ratification of KPMG LLP as our independent registered public accounting firm. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are cast at the meeting and entitled to vote thereon. This means that the shares voted “FOR” the proposal must exceed the number voted “AGAINST” the proposal. For this proposal, abstentions and broker non-votes will not count as votes cast and will therefore have no effect on the outcome of the proposal.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” Proposal One, relating to the proposed approval of the amendment to our certificate of incorporation to declassify our Board of Directors;

•

“FOR” Proposal Two, relating to the election of Nicholas J. Sutton, Gary L. Hultquist and Janet W. Pasque to the Board as Class III directors to hold office for a one-year term expiring in 2019 (or, if Proposal One is not approved, as Class III directors for a three-year term expiring in 2021), or until their successors are duly elected and qualified;

•	“FOR” Proposal Three, relating to the proposed approval, by a non-binding advisory vote, of the compensation paid to the Company’s NEOs; and

•	“FOR” Proposal Four, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Any validly completed proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations; however, your broker, bank or other holder of record does not have discretionary voting authority to vote on any non-routine proposal without instructions from you, in which case a broker non-vote will occur and your shares will not be voted.

Other Matters

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the “Proxy Agents”), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy card bearing a later date with us, or (iii) attending the Annual Meeting and voting in person.

Questions and Additional Information

If you have any questions, please contact MacKenzie, our proxy solicitor assisting us in connection with the Annual Meeting, by calling toll free (800) 322-2885 or at (212) 929-5500 or email at proxy@mackenziepartners.com.

YOUR VOTE IS EXTREMELY IMPORTANT. Even if you plan to attend the Annual Meeting, please vote your shares FOR the nominees and all other Company proposals by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or by voting electronically by following the instructions provided on the enclosed proxy card.

FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management, and involve external risks and uncertainties, including, but not limited to, those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. Forward-looking statements may include information and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement. You should not put undue reliance on any forward-looking statements. Except as required by applicable law or regulation, we do not have any intention or obligation to update forward-looking statements after we distribute this proxy statement.

BACKGROUND

In February 2018, Monarch Energy Holdings, LLC and certain of its affiliates (together, “Monarch”) submitted a nomination notice to the Company, nominating Joseph Citarrella, Patrick Bartels and Samuel Langford for election to our Board of Directors at our 2018 Annual Meeting. On March 12, 2018, Monarch filed a preliminary proxy statement with the SEC that included Monarch’s proposal for the election of Messrs. Citarrella, Bartels and Langford to our Board of Directors.

On May 15, 2018, the Company and Monarch entered into a settlement agreement (the “Settlement Agreement”) regarding nominations to the Company’s Board and related matters. The Settlement Agreement provides for, among other things, (i) the expansion of the size of the Board from eight members to eleven members and the appointment to the Board of Mr. Citarrella, Managing Principal of Monarch, Wilkie S. Colyer, Jr., Principal of Goff Capital, Inc., and Robert J. Raymond, founding member and portfolio manager of RR Advisors, LLC d/b/a RCH Energy, effective as of May 15, 2018, and (ii) the Company’s agreement to seek stockholder approval, at the 2018 Annual Meeting, to amend the Company’s certificate of incorporation to provide for the declassification of the Board. If approved by the Company’s stockholders at the 2018 Annual Meeting, each director elected at the 2018 Annual Meeting and each director elected at each future annual meeting will be elected for a one-year term such that commencing with the Company’s 2020 annual meeting of stockholders, all directors standing for election at such meeting will be elected for one-year terms. Mr. Citarrella will serve in the class of directors with terms expiring at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) and Messrs. Colyer and Raymond will serve in the class of directors with terms expiring at the Company’s 2020 annual meeting of stockholders. Also pursuant to the Settlement Agreement, prior to the 2019 Annual Meeting, the Board will not be expanded to greater than eleven directors without the approval of the Monarch director designee.

The Settlement Agreement provides that, at the 2018 Annual Meeting, Monarch will cause all shares of common stock owned by it and its affiliates to be present for quorum purposes and to be voted in favor of each director candidate nominated by the Company and in favor of the other proposals to be considered at the 2018 Annual Meeting. Monarch also agreed to (i) withdraw its previously announced nominations of Messrs. Citarrella, Bartels and Langford to the Board and (ii) abide by certain customary standstill obligations (subject to customary exceptions) until the date of the 2019 Annual Meeting, or under certain circumstances, such earlier date as defined under the Settlement Agreement. The Settlement Agreement, including the standstill restrictions, will terminate on the day of the 2019 Annual Meeting unless Monarch elects to terminate the Settlement Agreement at any time from and after the tenth business day prior to the expiration date of the Company’s advance notice period for the nomination of directors at the 2019 Annual Meeting (an “Investor Termination”). In the event of an Investor Termination, the Monarch director designee will resign immediately upon, and as a condition to, the effectiveness of such termination. Pursuant to the Settlement Agreement, the Company also agreed to reimburse Monarch for its reasonable and documented expenses incurred in connection with the Settlement Agreement and related prior activities, not to exceed $400,000.

This description of the Settlement Agreement is qualified in its entirety by the complete copy of the Settlement Agreement attached to the Form 8-K filed by the Company on May 16, 2018.

PROPOSAL ONE—DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Board is submitting for consideration by stockholders an amendment to the Company’s certificate of incorporation to provide for the phased elimination of the Company’s classified board structure. The Company’s current certificate of incorporation divides the Board into three classes that are elected by class for three-year terms. Our certificate of incorporation and applicable rules of the New York Stock Exchange (the “NYSE”) contemplate that the number of directors in each class will be as nearly equal in number as possible. If this Proposal One is approved by Resolute’s stockholders, the certificate of incorporation will be amended by making the additions and deletions related to the classification and election of the Board of Directors shown in the text of Article V of the form of amended and restated certificate of incorporation attached hereto as Annex A.

If this Proposal One is approved by stockholders at the Annual Meeting, the current classified Board will be declassified over a two-year period, as follows:

•	Class I directors will serve out their current terms expiring at our 2019 annual meeting, and they, or any successors, will stand for election to a one-year term at our 2019 annual meeting;

•	Class II directors will serve out their current terms expiring at our 2020 annual meeting, and they, or any successors, will stand for election to a one-year term at our 2020 annual meeting; and

•	Class III directors who are elected at the 2018 annual meeting will serve out a one-year term, and they, or any successors, will stand for election to a one-year term at our 2019 annual meeting.

If approved, the proposed amendment to our certificate of incorporation would not change:

•	the present number of directors;

•	the Board’s authority to change that number and to fill any vacancies or newly-created directorships; or;

•	provisions in our certificate of incorporation stating that at all times directors are elected to serve for their respective terms or until their successors have been duly elected and qualified.

This proposal is a result of ongoing review of corporate governance matters by the Corporate Governance/Nominating Committee of the Board and the entire Board. In evaluating the classified board structure, the Corporate Governance/Nominating Committee considered arguments on both sides of the issue, including the opinion of major stockholders of the Company and views of commentators and recommended to the Board the declassification described above, which recommendation was approved by the Board.

Consistent with Delaware law, because the Board of Directors is classified, the certificate of incorporation currently provides that the directors are removable by stockholders only “for cause.” Upon the full declassification of the Board of Directors as of the 2020 annual meeting, all directors would be removable “for cause” upon the affirmative vote of a majority of stockholders or “without cause” upon the affirmative vote of at least 66 2/3% of stockholders. Before that time, directors serving in a class elected for a three-year term at the 2016 annual meeting or the 2017 annual meeting may be removed only for cause. Directors elected for a one-year term at each annual meeting of shareholders from 2018 through 2019 may be removed with or without cause.

If this Proposal One is approved by Resolute’s stockholders, this Proposal One will become effective upon the filing of a Second Amended and Restated Certificate of Incorporation, which would reflect the additions and deletions set forth in the form of amended and restated certificate of incorporation attached hereto as Annex A, with the Secretary of State of the State of Delaware. Resolute would cause the filing of the Second Amended and Restated Certificate of Incorporation to occur promptly after it is determined that the proposed amendments have been approved by the requisite vote of stockholders at the Annual Meeting.

If this Proposal One is not approved by Resolute’s stockholders, then the Board of Directors will remain classified and directors elected at the Annual Meeting will remain Class III directors with three-year terms expiring at our 2021 annual meeting. This Proposal One to amend our certificate of incorporation to declassify the current classified Board over a two-year period will be approved if it receives the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Abstentions and broker non-votes will have the effect of a vote against this proposal.

For all the reasons set forth above, the Board of Directors recommends that you vote FOR Proposal One to amend Resolute’s certificate of incorporation to eliminate the classified structure of the Board of Directors and provide for the annual election of directors.

PROPOSAL TWO—ELECTION OF DIRECTORS

Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of four Class I directors (Richard F. Betz, James E. Duffy, William K. White and Joseph Citarrella), four Class II directors (Thomas O. Hicks, Jr., Tod C. Benton, Wilkie S. Colyer, Jr. and Robert J. Raymond) and three Class III directors (Nicholas J. Sutton, Gary L. Hultquist and Janet W. Pasque). The term of the current Class III directors will expire at the 2018 Annual Meeting. If Proposal One is approved, each of Messrs. Sutton and Hultquist and Ms. Pasque, if elected, will serve for a one-year term rather than a three-year term as described in more detail under “Proposal One–Declassification of Our Board of Directors”. If Proposal One is not approved by our stockholders, then the Board of Directors will remain classified, and if elected, each of Messrs. Sutton and Hultquist and Ms. Pasque, who are currently classified as Class III directors, will serve three-year terms expiring in 2021. In either event, all other directors will continue in office for the remainder of their existing three-year terms, subject to their earlier resignation, removal, disqualification, departure or death. If Proposal One is approved, then subsequent nominees for seats on the Board of Directors will stand for election for one-year terms. If Proposal One is not approved, then subsequent nominees for seats on the Board of Directors will continue to stand for election for three-year terms.

The Board has nominated Messrs. Sutton and Hultquist and Ms. Pasque to stand for re-election at the Annual Meeting as Class III directors to hold office for a one-year term expiring in 2019 (or, if Proposal One is not approved, as Class III directors to hold office for a three-year term expiring in 2021), or until their successors are duly elected and qualified. Each of Messrs. Sutton and Hultquist and Ms. Pasque has consented to being named in the Proxy Statement and intend to serve if elected. Directors whose terms of office will not expire at the 2018 Annual Meeting will continue in office for the remainder of their respective terms.

The Board has no reason to believe that Messrs. Sutton and Hultquist and Ms. Pasque will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought.

Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board. The Board is currently comprised of eleven (11) directors with no vacancies. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If any nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

The Board recommends a vote FOR the election of Nicholas J. Sutton, Gary L. Hultquist and Janet W. Pasque to the Board as Class III directors.

Board of Directors

The following table sets forth certain information as of the date of this proxy statement, regarding the composition of the Board, including the term of each director.

Name	Age	Position	Director Since	Current Term to Expire
Nominees
Class III
Nicholas J. Sutton	73	Executive Chairman of the Board	2009	2018
Gary L. Hultquist	74	Director	2014	2018
Janet W. Pasque	60	Director	2017	2018
Other Directors
Class I
Richard F. Betz	56	Chief Executive Officer and Director	2017	2019
James E. Duffy	67	Director	2009	2019
William K. White	76	Director	2014	2019
Joseph Citarrella	31	Director	2018	2019
Class II
Thomas O. Hicks, Jr.	40	Director	2009	2020
Tod C. Benton	61	Director	2017	2020
Wilkie S. Colyer, Jr.	33	Director	2018	2020
Robert J. Raymond	47	Director	2018	2020

Nominees (Current Class III Directors with Terms Expiring in 2018)

Name	Biographical Experience	Key Qualification/Skill Sets

Nicholas J. Sutton

Mr. Sutton has been Executive Chairman of the Board of the Company since January 2017. Prior to that he was Chairman of the Board and Chief Executive Officer since the Company’s formation in July 2009. Mr. Sutton was the Chief Executive Officer of the predecessor to Resolute Energy Corporation and its various subsidiaries and affiliates (collectively referred to as “Predecessor Resolute”) since the formation of these entities beginning in 2004 and remains on the boards of directors and boards of managers of those entities. Mr. Sutton was a co-founder, Chairman and Chief Executive Officer of HS Resources, a NYSE-listed company, from 1987 until the company’ s successful sale to Kerr-McGee Corporation in late 2001 for $1.8 billion (or $66 per share). From 2002 until the formation of Predecessor Resolute in 2004, Mr. Sutton was a director of Kerr-McGee Corporation. From 2006 until 2014, Mr. Sutton served as a director of Tidewater, Inc. Mr. Sutton earned his undergraduate degree in engineering from Iowa State University and his law degree from the University of California, Hastings College of the Law. He also is a graduate of the Owner/President Management Program at the Harvard University Graduate Business School. As an engineer, Mr. Sutton worked for one of the leading technology companies in the Silicon Valley. While in law school he interned for the United States Attorney for the Northern District of California and for the Presiding Justice of the California Court of Appeal, Division I. After law school he worked as a law clerk to the Chief Justice of the California Supreme Court. Following that he worked for a large law firm until co-founding the predecessor of HS Resources in 1979. Additionally, Mr. Sutton served our country as a U.S. Army officer in Vietnam. Mr. Sutton is also a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists and he also is a member of the California Bar Association (inactive status).

In determining Mr. Sutton’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in the oil and gas industry and his track record in growing public oil and gas companies, including managing acquisition programs, as well as his role in the founding of Predecessor Resolute, including his role in the September 25, 2009 business combination with Hicks Acquisition Company I, Inc. (the “Resolute Transaction”). The Board has also considered his experience serving on the boards of directors of other public companies in the oil and gas industry. In addition, the Board has considered that Mr. Sutton has degrees in engineering and law, and he graduated from the Owner/President Management program at the Harvard University Graduate Business School, giving him expertise in many of the areas of importance to the Company.

Name	Biographical Experience	Key Qualification/Skill Sets

Gary L. Hultquist

Mr. Hultquist was appointed to the Board in February 2014. Mr. Hultquist has been a member of the Compensation Committee and the Corporate Governance/Nominating Committee since February 2014, and a member of the Audit Committee since March 2015. Mr. Hultquist has served as Chair of the Compensation Committee since 2015. Mr. Hultquist has been a Director of NYSE-listed Kinder Morgan, Inc. (KMI) since December 2014. Prior to the merger of KMI and Kinder Morgan Energy Partners, L.P. (KMP) in November 2014 (the “Merger”), Mr. Hultquist had been a Director of Kinder Morgan G.P., Inc., the General Partner of KMP, since 1999, where he served as Lead Independent Director, Chair of the Compensation Committee and Member of the Audit Committee and Nominating and Governance Committee. He also served as Chair of the Special Committee of Independent Directors of KMP for the $44 billion Merger. KMI has extensive oil and gas operations in the Permian Basin. KMI also operates crude oil and gas liquids pipelines in the Permian Basin and is currently building and operating the Gulf Coast Express Pipeline. From 1995 to 1997, Mr. Hultquist served on the Board of Directors and as Chair of the Audit Committee of OnTrak Systems, Inc. during its IPO and subsequent merger with NASDAQ-listed Lam Research for over $400 million. He also served as board member and advisor to Rodel, Inc. during its acquisition by Rohm and Haas. Mr. Hultquist has also served on the boards of directors of several private companies. From 1986 to 2017, he served as an international investment banker and strategic advisor to public and private corporate clients in the U.S., Europe and Asia, handling corporate financings, mergers and acquisitions. Most recently, he was Managing Director of Viant Capital, LLC from 2013 to 2017. Previously, Mr. Hultquist practiced law in San Francisco and Silicon Valley for over 13 years. Currently, Mr. Hultquist is President of Kriisa Research, Inc., a development-stage company pursuing renewable energy technology for the Energy Harvesting, Internet of Things and Smart Devices markets. He also is currently a member of the National Association of Corporate Directors. Mr. Hultquist holds securities licenses 7, 63 and 24 (General Securities Principal) from FINRA and is a member of the California Bar Association (inactive status). He received his B.S. degree in Accounting-Finance from Northwest Missouri State University and serves as a Director of the Northwest Foundation, Inc., which develops and stewards philanthropic resources for the benefit of the University and its students. He received a J.D. degree from the University of Missouri Law School and attended the George Washington University Law School’s LLM in Taxation program. Additionally, Mr. Hultquist served over four years on active duty as an officer in the U.S. Army, including a tour of duty in Vietnam.

In determining Mr. Hultquist’s qualifications to serve on the Board, the Board has considered, among other things his board experience in the energy industry, which includes Board oversight of extensive oil and natural gas operations in the Permian Basin and experience as Chair of a Compensation Committee, Lead Independent Director and Chair of a Special Committee of Independent Directors, his experience and expertise in the legal and finance aspects of the energy industry, his independence and his performance and contributions during his service to the Board generally and as Chair of the Company’s Compensation Committee.

Name	Biographical Experience	Key Qualification/Skill Sets

Janet W. Pasque

Ms. Pasque was appointed to the Board in August 2017. Ms. Pasque has been a member of the Compensation Committee and the Corporate Governance/Nominating Committee since August 2017. Ms. Pasque was identified by members of the Board and executive management as a desirable candidate to the Board based on her extensive industry experience and history with the Company. Ms. Pasque has been involved in various consulting activities related to the energy industry from January 2011 to December 2016. Ms. Pasque was Senior Vice President, Land and Development of the Company from September 2009 to December 2010, and was Vice President–Land of the Company from July 2009 to September 2009. Prior to that time, she was Vice President, Land of Predecessor Resolute since its founding in 2004. Ms. Pasque served as a land consultant from 2003 until the founding of Resolute Holdings in 2004. Following the acquisition of HS Resources by Kerr-McGee in 2001 until 2003, Ms. Pasque managed the land functions at Kerr-McGee Rocky Mountain Corp. From 1993 until the acquisition of the company in 2001, Ms. Pasque was a Vice President of HS Resources where she had responsibility for the land department and joint responsibility for the company’s exploration activities. Prior to joining HS Resources in 1993, Ms. Pasque was a consultant to a privately funded drilling venture focused on exploration in the Rocky Mountain region. Ms. Pasque also worked for Champlin Petroleum Company and Texaco Inc. focused on land acquisitions and drilling agreements in California, Alaska and the Rocky Mountain region. Ms. Pasque received a B.S. in Business Administration with a concentration in Finance and Real Estate from Colorado State University.

In determining Ms. Pasque’s qualifications to serve on the Board, the Board considered, among other things, her experience and expertise in land management, business development and the exploration aspects of the oil and gas industry, her diverse and relevant skills, her familiarity with Resolute, her independence and her performance and contributions during her service to Resolute.

Other Directors

Richard F. Betz has been Chief Executive Officer and Director of the Company since January 2017. Mr. Betz was Chief Operating Officer from March 2012 until December 2016, was Senior Vice President, Strategy and Planning of the Company from September 2009 to March 2012, and was Vice President—Business Development of the Company from July 2009 to September 2009. He had been Vice President, Business Development of Predecessor Resolute since their founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately 12 years. Mr. Betz received a B.S. in Finance from Villanova University and an MBA from the Wharton School at the University of Pennsylvania. In determining Mr. Betz’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in the finance, banking and operational aspects of the oil and gas industry.

Tod C. Benton was appointed to the Board in August 2017. Mr. Benton has been a member of the Compensation Committee and the Audit Committee since August 2017. Mr. Benton served as a Vice Chair for the Energy Group of BMO Capital Markets in the U.S. from February 2014 through July 2017. As a Vice Chair, Mr. Benton served primarily as a senior relationship contact for key relationships. Mr. Benton retired from BMO Capital Markets effective July 31, 2017. From February 2007 through January 2014, Mr. Benton was Head of Energy Investment Banking in the U.S. for BMO Capital Markets. Mr. Benton managed the Energy Investment Banking team, with coverage of approximately 100 energy clients. During that time, Mr. Benton was involved in numerous M&A, A&D, equity and debt capital markets transactions. During this time, Mr. Benton initiated a banking relationship with Resolute and served as the primary coverage banker. From July 2004 through January 2007, Mr. Benton was Head of Corporate Banking for Energy, Utilities and Chemicals at Deutsche Bank. As head of the group, Mr. Benton managed a team of corporate bankers with a focus on the energy sector. During this time, Deutsche Bank initiated a relationship with Resolute that was managed by Mr. Benton. Mr. Benton was a Managing Director at JP Morgan and predecessor companies from November 1987 through July 2004. During that time, Mr. Benton worked predominately with oil and gas companies as an advisor and capital raising partner. As a senior member of the leveraged finance group, Mr. Benton was involved in acquisition finance and general capital-raising for small to large cap energy companies. During this time, Mr. Benton worked closely with the HS Resources management team on a number of transactions. Mr. Benton holds a B.S. in Civil Engineering from Youngstown State University and an M.B.A. in Finance from the University of Houston. In determining Mr. Benton’s qualifications to serve on the Board, the Board has considered among other things, his broad experience and expertise in finance and his broad knowledge of the oil and gas sector.

Joseph Citarrella was appointed to the Board on May 15, 2018. Mr. Citarrella was appointed to the Board in connection with the Settlement Agreement. Mr. Citarrella is a Managing Principal at Monarch Alternative Capital LP (“Monarch”). Monarch and its affiliate Monarch Energy Holdings LLC currently beneficially own approximately 9.8% of the Company’s common stock. In addition to his investment responsibilities at Monarch, Mr. Citarrella has served since August 2017 as non-executive Chairman of the Board of Vanguard Natural Resources, Inc. (“Vanguard”), a Houston-based independent oil and gas company with operations across Wyoming, Colorado, Texas, Louisiana, and Oklahoma. Mr. Citarrella also serves as a member of Vanguard’s Strategic Opportunities Committee, which is responsible for overseeing an ongoing strategic review of Vanguard’s asset base and development plans, as well as Vanguard’s Compensation Committee, Nominating and Corporate Governance Committee and Health, Environmental and Safety Committee. Prior to joining Monarch in May 2012, Mr. Citarrella was an Associate at Goldman Sachs in the Global Investment Research group, covering the integrated oil, exploration and production, and refining sectors. Mr. Citarrella received a B.A. in Economics from Yale University. In determining Mr. Citarrella’s qualifications to serve on the Board, the Board has considered, among other things, Mr. Citarrella’s energy investing and Board experience and his extensive energy sector and financial expertise.

Wilkie S. Colyer Jr. was appointed to the Board on May 15, 2018. Mr. Colyer was appointed to the Board in connection with the Settlement Agreement. Mr. Colyer is a Principal for Goff Capital, Inc. (“Goff Capital”), the family office of John C. Goff, and Senior Vice President, Investments of Goff Focused Strategies LLC (“GFS”), an exempt reporting advisor with the SEC. Goff Capital and private funds advised by GFS beneficially hold more than 7% of the Company’s common stock. Since joining Goff Capital in 2007, Mr. Colyer has been responsible for all energy investing for Goff Capital and GFS and has held a material role in public and private investments in sectors including financial services and real estate, among others. Mr. Colyer has served on the board of directors of Mid-Con Energy Partners, LP since February 2017. Mr. Colyer received a Bachelor of Arts in Economics from the University of Texas at Austin. Mr. Colyer holds the Chartered Financial Analyst (“CFA”) designation and is a member of the CFA Society of Dallas-Fort Worth. In determining Mr. Colyer’s qualifications to serve on the Board, the Board has considered, among other things, Mr. Colyer’s energy investing and Board experience and his extensive insight in energy and finance matters.

James E. Duffy was elected to the Board in September 2009. Mr. Duffy has been a member of the Compensation and Audit Committees since September 2009, and between September 2009 and December 2009 was also a member of the Corporate Governance/Nominating Committee. He is a co-founder and, since 2003, Chairman of ReadyMax, Inc. (f/k/a StreamWorks Products Group, Inc.),

a private consumer products development company that manufactures products for the industrial safety, specialty tool and outdoor recreation industries. From 1990 to 2001, he served as Chief Financial Officer and director of HS Resources until its sale to Kerr-McGee Corporation. Prior to that time, he served as Chief Financial Officer and Director of a division of Tidewater, Inc. He was also a general partner in a boutique investment banking business specializing in the oil and gas business, and began his career with Arthur Young & Co. in San Francisco. He is a certified public accountant. In determining Mr. Duffy’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his position as chief financial officer of two public oil and gas companies and his service as an audit manager for a major accounting firm with engagement responsibility for public and private entities.

Thomas O. Hicks, Jr. was elected to the Board in September 2009. Mr. Hicks has been a member of the Corporate Governance/Nominating Committee since September 2009. Between September 2009 and December 2009, he was also a member of the Compensation Committee. Mr. Hicks is a Partner of Hicks Holdings LLC, having joined at its inception in 2005. Hicks Holdings LLC is a Dallas-based family holding company for the Hicks family and a private investment firm which owns and manages real estate assets and makes corporate acquisitions. Mr. Hicks was a vice president of Hicks Acquisition Company I, Inc. from February 2007 through September 2009 and was its secretary from August 2007 to September 2009. He also served as Secretary and Vice President of Hicks Acquisition Company II, Inc. from October 2010 to July 2011. Mr. Hicks is a Founding Partner of Scout SSG, LLC, an investment firm looking primarily to deploy capital into distressed and other special situations. Mr. Hicks is Chairman of America First Action PAC. He is also Chairman of America First Policies and on the national advisory board for Turning Point USA. Mr. Hicks has been a director of Drilling Tools International Holdings, Inc. since January 2012, and was a director of Sight Sciences, Inc. from October 2015 to July 2017, Replacement Parts Holdings LLC, the parent of Standard Industrial Manufacturing Partners LLC d/b/a Standard Pump, from July 2016 to June 2017 and also served as a director of Carol’s Daughter Holding, LLC from April 2014 to November 2014. He also served several roles for the Texas Rangers Baseball Club and the Dallas Stars Hockey Club from 2004 through 2011. From 2001 to 2003, Mr. Hicks was an analyst at Greenhill & Co. LLC, a New York-based merchant banking firm. On May 24, 2010, Texas Rangers Baseball Partners filed a voluntary petition for bankruptcy and on May 28, 2010, a group of creditors filed an involuntary bankruptcy petition against Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. In determining Mr. Hicks’s qualifications to serve on the Board, the Board has considered, among other things, his wide-ranging business experience and expertise in sales, banking and management.

Robert J. Raymond was appointed to the Board on May 15, 2018. Mr. Raymond was appointed to the Board in connection with the Settlement Agreement. Mr. Raymond is the founding member and portfolio manager of RR Advisors, LLC d/b/a RCH Energy (“RR Advisors”) which acts as the Registered Investment Advisor (RIA) to a series of private investment partnerships and separately managed accounts. RR Advisors and certain of its affiliates currently beneficially own approximately 2.4% of the Company’s common stock. RR Advisors was founded in 2004 in partnership with Trammell Crow Interests Company, d/b/a Crow Family Holdings, and its affiliates (collectively, “Crow Family Holdings”), a family office headquartered in Dallas, TX. Mr. Raymond joined Crow Family Holdings in May of 1994 and subsequently built and managed their energy investment program from 1996-2004. Mr. Raymond is a founding member and advisory board member of IOG Capital, LP, an independent board member of Navitas Midstream, LLC, Decisions Sciences International Corporation, Streamline Chemical Corporation, V EYE P, LLC and a board member of the Episcopal School of Dallas. Mr. Raymond is involved in several private investment activities related to the oil and gas industry including the oilfield services sector, minerals, royalties and specialized technology applications. Mr. Raymond graduated from the University of Wisconsin in 1994 with a Bachelor of Arts Degree in Economics. In determining Mr. Raymond’s qualifications to serve on the Board, the Board has considered, among other things, Mr. Raymond’s extensive experience in energy sector investing and business ownership as well as his wide-ranging financial expertise.

William K. White was elected to the Board in April 2014. Mr. White has been a member of the Compensation Committee and the Corporate Governance/Nominating Committee since April 2014, and a member of the Audit Committee since March 2015. Mr. White, a retired oil and gas executive, also serves as Chairman of the Audit Committee and Audit Committee financial expert. Since April 17, 2017, Mr. White has served on the Board of Directors of Vantage Energy Acquisition Corp. (“VEAC”) and as a member of the Audit Committee and Chairman of the Compensation Committee. VEAC is a Special Purpose Acquisition Company formed to acquire oil and gas assets and/or entities. He was a Director of the General Partner of Eagle Rock Energy Partners, L.P. from October 2006 to October 2015, at which time the company was merged into another entity. While a Director of Eagle Rock, he served as Chairman of the Audit Committee and was a member of the Compensation and Conflicts committees at several points in time. In December 2012, Mr. White joined the Board of Directors of NGP Capital Resource Company as an Independent Director, where he also served on the Compensation, Audit, Conflicts and Nominating and Governance Committees. In the fourth quarter of 2014, NGP Capital Resource Company changed investment managers and Mr. White, along with the existing directors, resigned from the Board of Directors as part of the transaction. From September 1996 to November 2002, Mr. White was Vice President, Finance and Administration and Chief Financial Officer for Pure Resources, Inc., an NYSE-listed independent oil and gas producer. In determining Mr. White’s qualifications to serve on the Board, the Board has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his previous senior executive officer and director positions at several public oil and gas companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, based in part upon information supplied by officers, directors and principal stockholders, sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock par value, $0.0001 per share (“Common Stock”), as of May 7, 2018, by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (ii) each NEO, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities. The address for all directors and officers is c/o Resolute Energy Corporation, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Monarch Alternative Capital LP 535 Madison Avenue New York, New York 10022	2,268,400	(2)	9.8%
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	1,820,879	(3)	7.9%
John C. Goff c/o Goff Capital, Inc. 500 Commerce Street, Suite 700 Fort Worth, Texas 76102	1,664,808	(4)	7.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,399,693	(5)	6.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,297,500	(6)	5.6%
VR Global Partners, L.P. c/o Intertrust (Cayman) Limited 190 Elgin Avenue George Town, Grand Cayman, KY1-9005 Cayman Islands	1,169,239	(7)	5.0%
James E. Duffy	11,635	(8)	*
Gary L. Hultquist	32,964	(9)	*
Thomas O. Hicks, Jr.	105,032	(10)	*
William K. White	19,428	(11)	*
Janet W. Pasque	12,217	(12)	*
Tod C. Benton	6,617	(13)	*
Joseph Citarrella	—	(14)	*
Wilkie S. Colyer, Jr.	70,620	(15)	*
Robert J. Raymond	556,556	(16)	2.4%
Nicholas J. Sutton	599,464	(17)	2.6%
Richard F. Betz	320,464	(18)	1.4%
Theodore Gazulis	272,842	(19)	1.2%
Michael N. Stefanoudakis	153,713	(20)	*
Bob D. Brady, Jr.	113,740	(21)	*
James M. Piccone	222,468	(22)	1.0%
All directors and executive officers as a group (16 persons)	2,590,729	(23)	11.2%

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)

Security ownership information for beneficial owners is taken from statements filed with the SEC pursuant to Sections 13(d), 13(g) and 16(a) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), and information made known to the Company. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants or other derivative securities that are currently exercisable or exercisable within 60 days of May 7, 2018 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants or derivative securities, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Restricted stock subject to conditions on vesting is considered issued and outstanding for all purposes. The percentage of beneficial ownership is based on 23,165,980 shares of Common Stock outstanding as of May 7, 2018.

(2)

This disclosure is based on Amendment No. 3 to Schedule 13D filed with the SEC on May 16, 2018 on behalf of each of the following persons: (i) Monarch Alternative Capital LP (“MAC”), which serves as advisor to a variety of funds (such funds collectively, the “Funds”); (ii) MDRA GP LP (“MDRA GP”), which is the general partner of MAC; and (iii) Monarch GP LLC (“Monarch GP”), which is the general partner of MDRA GP. MAC, MDRA GP and Monarch GP share voting and dispositive power over 2,268,400 shares of Common Stock with each applicable Fund directly holding such shares, except for 100 of such shares, which the Funds hold indirectly through affiliated entities.

(3)

This disclosure is based on Amendment No. 3 to Schedule 13G filed with the SEC on February 8, 2018 on behalf of each of the following persons: (i) Wellington Management Group LLP (“WMG”); (ii) Wellington Group Holdings LLP (“WGH”); (iii) Wellington Investment Advisors Holdings LLP (“WIA”); and (iv) Wellington Management Company LLP (“WMC”). Each of WMG, WGH and WIA share voting power over 1,480,413 shares of Common Stock and share dispositive power over 1,820,879 shares of Common Stock. WMC shares voting power over 1,470,493 shares of Common Stock and shares dispositive power over 1,810,959 shares of Common Stock. The securities as to which the Schedule 13G is filed are owned of record by clients of one or more investment advisers directly or indirectly owned by WMG.

(4)

This disclosure is based on Amendment No. 6 to Schedule 13D/A filed with the SEC on December 21, 2016 on behalf of each of the following persons: (i) John C. Goff; (ii) The John C. Goff 2010 Family Trust (“Goff Family Trust”); (iii) Goff Family Investments, LP (“Goff Family Investments”); (iv) Kulik Partners, LP (“Kulik Partners”); (v) Cuerno Largo Partners, LP (“Cuerno Partners”); (vi) The Goff Family Foundation (“Goff Foundation”); (vii) JCG 2016 Holdings, LP; (viii) Cuerno Largo, LLC (“Cuerno GP”); (ix) Kulik GP, LLC (“Kulik GP”); (x) Goff Capital, Inc. (“Goff Capital”); and (xi) JCG 2016 Management, LLC. As of the date of such filing, John C. Goff may be deemed the beneficial owner of (1) 636,608 shares of Common Stock owned by Goff Family Trust, (2) 110,000 shares of Common Stock owned by Goff Family Investments, (3) 82,000 shares of Common Stock owned by Kulik Partners, (4) 82,000 shares of Common Stock owned by Cuerno Partners, (5) 15,360 shares of Common Stock owned by Goff Foundation, (6) 674,391 shares of Common Stock owned by JCG 2016 Holdings (comprised of 606,668 shares of Common Stock and 2,000 shares of preferred stock convertible into 67,723 shares of Common Stock); and (7) 64,449 shares of Common Stock owned by him individually or held in family members’ accounts over which he shares investment and/or dispositive power. As general partner of the Kulik Partners, Kulik GP may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the Kulik Partners shares. Kulik GP disclaims beneficial ownership of the Kulik Partner shares, except to the extent of its pecuniary interest therein. As general partner of the Cuerno Partners, Cuerno GP may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of the Cuerno Partner shares. Cuerno GP disclaims beneficial ownership of the Cuerno Partner shares, except to the extent of its pecuniary interest therein. As general partner of Goff Family Investments, Goff Capital may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of Goff Family Investments shares. Goff Capital disclaims beneficial ownership of Goff Family Investments Shares, except to the extent of its pecuniary interest therein. As general partner of JCG 2016 Holdings, JCG 2016 Management may be deemed to have the shared power to vote or direct the vote of and the shared power to dispose or direct the disposition of JCG 2016 Holdings Shares. JCG 2016 Management disclaims beneficial ownership of JCG 2016 Holdings Shares, except to the extent of its pecuniary interest therein. As trustee of Goff Family Trust, as managing member of Cuerno GP, Kulik GP and JCG 2016 Management, as the sole board member of Goff Foundation and as president of Goff Capital; John C. Goff may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Goff Family Trust shares, the Kulik Partner shares, the Cuerno Partner shares, the Goff Foundation shares, the Goff Family Investments shares, and the JCG 2016 Holdings shares. Mr. Goff disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.

(5)

This disclosure is based on a Schedule 13G filed with the SEC on February 1, 2018 on behalf of BlackRock, Inc. (“Blackrock”). BlackRock is the beneficial owner of 1,399,693 shares of Common Stock (holding sole voting power over 1,361,159 shares of Common Stock and sole dispositive power over 1,399,693 shares of Common Stock) as a result of being a parent holding company to the following subsidiaries which hold shares of Common Stock: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC.

(6)

This disclosure is based on a Schedule 13G filed by The Vanguard Group (“Vanguard”), a parent holding company, with the SEC on February 9, 2018. Vanguard is the beneficial owner of 1,297,500 shares of Common Stock with sole dispositive power over 1,273,895 shares, shared dispositive power over 23,605 shares, sole voting power over 23,872 shares, and shared voting power over 800 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 22,805 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,867 shares as a result of its serving as investment manager of Australian investment offerings.

(7)

This disclosure is based on a Schedule 13D filed with the SEC on February 7, 2018 on behalf of each of the following persons: (i) VR Global Partners, L.P. (the “Fund”); (ii) VR Advisory Services Ltd. (“VR”); (iii) VR Capital Participation Ltd. (“VRCP”); (iv) VR Capital Group Ltd. (“VRCG”); (v) VR Capital Holdings Ltd. (“VRCH”); and (vi) Richard Deitz (collectively, the “Reporting Persons”). The Fund is an investment fund organized as a limited partnership for which VR provides investment advisory services and serves the general partner. VRCP, VRCG and VRCH are each affiliates of both the Fund and VR within the VR Capital Group, for which Richard Deitz serves as President. As of the date of such filing, each of the Reporting Persons may be deemed the beneficial owner of 1,169,239 shares of Common Stock. This amount consists of: (A) 983,000 shares of Common Stock; and (B) 186,239 shares of Common Stock obtainable upon conversion of 5,500 shares of the Issuer’s Preferred Stock. The Fund holds sole voting power and sole dispositive power over 1,169,239 shares of Common Stock. Each of VR, VRCP, VRCG, VRCH and Richard Dietz holds shared voting power and shared dispositive power over 1,169,239 shares of Common Stock.

(8)

The disclosure for Mr. Duffy includes 4,843 shares of restricted stock that are subject to future vesting. Also includes 6,792 shares held by the reporting person in a revocable trust that are pledged as collateral for a loan.

(9)	The disclosure for Mr. Hultquist includes 4,843 shares of restricted stock that are subject to future vesting.

(10)	The disclosure for Mr. Hicks includes 4,843 shares of restricted stock that are subject to future vesting.

(11)	The disclosure for Mr. White includes 4,843 shares of restricted stock that are subject to future vesting.

(12)	The disclosure for Ms. Pasque includes 6,617 shares of restricted stock that are subject to future vesting. Also includes 5,600 shares held by the reporting person in a revocable trust.

(13)	The disclosure for Mr. Benton includes 6,617 shares of restricted stock that are subject to future vesting.

(14)	In connection with his appointment to the Board on May 15, 2018, Mr. Citarrella was granted 2,770 shares of restricted stock that are subject to future vesting.

(15)

The disclosure for Mr. Colyer includes (i) 1,020 shares held by the reporting person in an IRA account and (ii) 60,000 shares owned by Colyer Holdings LP and 4,600 shares owned by Cook CLC Family Limited Partnership over which Mr. Colyer has shared voting and dispositive power. In connection with his appointment to the Board on May 15, 2018, Mr. Colyer was also granted 2,770 shares of restricted stock that are subject to future vesting.

(16)

The disclosure for Mr. Raymond includes 556,556 shares owned by RR Advisors, LLC d/b/a RCH Energy, or affiliated funds controlled by RCH Energy, over which Mr. Raymond has shared voting and dispositive power as the sole member of RCH Energy. Certain of these shares are held in a margin account. The shares owned by RCH Energy include 100,000 shares subject to certain put contracts and 300,000 shares subject to certain call contracts. In connection with his appointment to the Board on May 15, 2018, Mr. Raymond was also granted 2,770 shares of restricted stock that are subject to future vesting.

(17)

The disclosure for Mr. Sutton includes 36,400 shares of restricted stock that are subject to future vesting. Also includes 94,150 shares held by the reporting person in an IRA account, 255,914 shares held in a revocable trust and options to purchase 169,374 shares of Common Stock that are exercisable or will become exercisable within 60 days of May 7, 2018.

(18)

The disclosure for Mr. Betz includes 129,553 shares of restricted stock that are subject to future vesting. Also includes 32,660 shares held by the reporting person in an IRA account and options to purchase 60,286 shares of Common Stock that are exercisable or will become exercisable within 60 days of May 7, 2018.

(19)

The disclosure for Mr. Gazulis includes 70,313 shares of restricted stock that are subject to future vesting. Also includes 111,113 shares held by the reporting person in a revocable trust, 8,782 shares held in a custodial account, 2,000 shares held in a joint account, 1,000 shares held in an IRA FBO George Gazulis, Theodore Gazulis, beneficiary, and options to purchase 60,286 shares of Common Stock that are exercisable or will become exercisable within 60 days of May 7, 2018.

(20)

The disclosure for Mr. Stefanoudakis includes 68,728 shares of restricted stock that are subject to future vesting. Also includes 11,000 shares held by the reporting person in an IRA account and options to purchase 34,449 shares of Common Stock that are exercisable or will become exercisable within 60 days of May 7, 2018.

(21)

The disclosure for Mr. Brady includes 54,257 shares of restricted stock that are subject to future vesting. Also includes options to purchase 30,142 shares of Common Stock that are exercisable or will become exercisable within 60 days of May 7, 2018.

(22)	The disclosure for Mr. Piccone includes 15,527 shares of restricted stock that are subject to future vesting. Also includes 15,405 shares held by Mr. Piccone in an IRA account.

(23)

This disclosure includes 429,449 shares of restricted stock that are subject to future vesting and options to purchase 380,295 shares of Common Stock that are exercisable or will become exercisable within 60 days of May 7, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations from our executive officers and directors that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2017.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its directors, officers and employees that complies with the rules and regulations of the NYSE and the SEC. The Company’s Code of Business Conduct and Ethics is posted on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” All amendments to, and waivers granted under, the Company’s code of ethics will be disseminated on the Company’s website in the manner required by SEC and NYSE rules.

CORPORATE GOVERNANCE

General

The Company’s business is managed under the direction the Board. In connection with its oversight of the Company’s operations and governance, the Board has adopted, among other things, the following:

•	Corporate Governance Guidelines to implement certain policies regarding the governance of the Company;

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

•	Charters of the Audit Committee, the Compensation Committee, and the Corporate Governance/Nominating Committee of the Board;

•	an Insider Trading Policy to facilitate compliance with insider trading regulations;

•

an Audit Committee Whistleblower Policy (i) to allow directors, officers and employees to make confidential anonymous submissions regarding concerns with respect to accounting or auditing matters and (ii) which provides for the receipt of complaints regarding accounting, internal controls or auditing; and

•

a Stockholder and Interested Parties Communications Policy pursuant to which holders of our securities and other interested parties can communicate with the Board, Board Committees and/or individual directors.

Other than the Insider Trading Policy, each of these documents can be viewed on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” The Company’s website and the information contained on or connected to its website are not incorporated by reference herein and its web address is included as an inactive textual reference only. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203.

The Board meets regularly to review significant developments affecting the Company and to act on matters requiring its approval. The Board held sixteen meetings in 2017 and acted an additional seven times by written consent. No director attended fewer than 75% of the total number of meetings of the Board and committees on which he or she served during his or her period of service in 2017.

Directors are encouraged, but not required, to attend the Annual Meeting. Messrs. Sutton, Betz (in his capacity as an executive officer) and Piccone attended the 2017 annual stockholders’ meeting, and Messrs. Duffy, Hicks, Hultquist and White participated telephonically.

Director Independence

Under the rules of the NYSE, a majority of the members of the Board and all of the members of certain committees must be composed of “independent directors,” as defined in the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of the Company or any other individual who has a relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Additional independence and qualification requirements apply to our directors serving on certain committees. As discussed under “—Board Committees,” the Company has standing Audit, Compensation and Corporate Governance/Nominating Committees, each of which is composed entirely of independent directors under each of the applicable standards. The Board has determined that, other than Messrs. Sutton, Betz, Raymond and Piccone (who resigned from the Board January 1, 2018), each member of the Board is independent under the NYSE rules. In making that determination, the Board considered (i) the relationship of Mr. Hicks with Hicks Holdings LLC, a stockholder of the Company and affiliate of the sponsor of our 2009 public merger transaction, (ii) the investment by several of the Company’s executive officers in ReadyMax, Inc., a company of which Mr. Duffy is the Chairman, a co-founder and a stockholder, in an aggregate interest of less than 10% of the outstanding shares of such company,(iii) Ms. Pasque’s prior employment with the Company and Predecessor Resolute, serving in a senior management capacity from 2004 to 2010, (iv) the relationship of Mr. Citarrella with Monarch, a stockholder of the Company, (v) the relationship of Mr. Colyer with Goff Capital, Inc., a stockholder of the Company and (vi) the relationship of Mr. Raymond with RR Advisors, LLC, a stockholder of the Company, and with Compass Well Services, as discussed in “Transactions with Related Parties.”

Compensation Committee Interlocks and Insider Participation

Other than Ms. Pasque’s prior employment with the Company and Predecessor Resolute from 2004 to 2010, no member of the Compensation Committee has been an officer or employee of the Company. None of the Company’s executive officers serves as a member of the Board or the compensation committee of any entity that has one or more executive officers serving on the Board, or on the Compensation Committee of the Board.

Board Committees

The composition and primary responsibilities of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are described below.

Audit Committee

The Company has a separately designated Audit Committee, the members of which are Messrs. Hultquist, Duffy, Benton and White, with Mr. White serving as Chairman. The primary function of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Among other things, the committee is responsible for overseeing our internal audit function and our oil and gas reserve determination process, reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices and policies, and to serve as an independent and objective party to monitor the financial reporting process. The Board has determined that each of Messrs. Hultquist, Duffy, Benton and White qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE rules and for purposes of SEC Rule 10A-3, and “financially literate” for purposes of applicable NYSE rules. See “Proposal Two—Election of Directors—Board of Directors” for a summary of the business experience of each member of the committee. During 2017, the Audit Committee held seven meetings.

Compensation Committee

The Company has a separately designated Compensation Committee, which currently consists of Ms. Pasque and Messrs. Duffy, Hultquist, Benton and White, with Mr. Hultquist serving as Chairman. The Compensation Committee’s primary function is to discharge the Board’s responsibilities relating to the compensation of our Chief Executive Officer and to make recommendations to the Board regarding the compensation of our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives for setting Chief Executive Officer compensation, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer and the Executive Chairman. In February 2012, the Compensation Committee initially engaged Longnecker and Associates (“L&A”) as its independent compensation consultant and L&A remains in that capacity currently. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) other than Ms. Pasque, an “outside director” as defined in Section 162(m) of the Internal Revenue Code (the “Code”). During 2017, the Compensation Committee held nine meetings and acted one time by written consent.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee, the current members of which are Ms. Pasque and Messrs. Hicks, Hultquist and White, with Mr. Hicks serving as Chairman. The primary function of the Corporate Governance/Nominating Committee is (i) to assist the Board with identifying, evaluating and recommending to the Board qualified candidates for election or appointment to the Board, (ii) reviewing, evaluating and recommending changes to the Company’s corporate governance guidelines and (iii) monitoring and overseeing matters of corporate governance, including the evaluation of Board and management performance and the “independence” of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2017, the Corporate Governance/Nominating Committee held eight meetings and acted one time by written consent.

Director Nominations

The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should send complete information regarding the candidate to Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203. The information provided with respect to the nominee should include five years of professional background, academic qualifications, whether the nominee has been subject to any legal proceedings in the past ten years, the relationship between the security holder and the nominee, and any other specific experience, qualifications, attributes or skills that qualify the nominee for the Board. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

•	have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•

be highly accomplished in his or her field, with superior credentials and recognition and broad experience at the administrative or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience and be able to offer guidance and advice to the chief executive officer based on that expertise and experience;

•	with respect to a majority of directors, be independent and able to represent all stockholders and be committed to enhancing long-term stockholder value; and

•	have sufficient time available to devote to the activities of the Board and to enhance his or her knowledge of the Company’s business.

The committee does not have a formal policy with respect to the consideration of diversity when assessing director nominees, but considers diversity as part of its overall assessment of the Board’s functioning and needs.

Non-Management Sessions

The Board generally schedules regular executive sessions involving exclusively non-management directors, as required by NYSE rules, generally at the time of each in-person Board meeting. Our Lead Independent Director presides at all such executive sessions. Mr. Duffy is our Lead Independent Director.

Stockholder and Interested Parties Communications Policy

In recognition of the importance of providing all interested parties, including but not limited to the holders of Resolute securities, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Stockholder and Interested Parties

Communications Policy, a copy of which is available on our website at www.resoluteenergy.com. Pursuant to the policy, interested parties may direct correspondence to the Board, or to any individual director and the Lead Independent Director by mail to the following address: Resolute Energy Corporation, Attn: Lead Independent Director, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Resolute securities held by the person submitting the communication, if any, the date of acquisition of such and/or the nature of the person’s interest in Resolute, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

Any proposal that a stockholder wishes to include in proxy materials for our 2019 annual meeting of stockholders must be received no later than [•], and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, CO 80203.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2019 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.7 or 3.2, as applicable, of our bylaws, and must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. All such proposals must be an appropriate subject for stockholder action under applicable law and must otherwise comply with our bylaws. Assuming the 2019 annual meeting of stockholders is held on the one year anniversary of the 2018 Annual Meeting, such proposals must be received no earlier than February 19, 2019, and no later than March 21, 2019.

Board Leadership Structure and Risk Management

The Board currently consists of eleven directors, all of whom, other than Messrs. Sutton, Betz and Raymond, have been determined to be “independent directors” under the rules of the NYSE. Mr. Sutton has served as Chairman of the Board since the Company became a public company in September 2009. Mr. Sutton was also Chief Executive Officer until December 31, 2016. Effective January 1, 2017, Mr. Sutton retired from the position of Chief Executive Officer and Mr. Betz was appointed to that position. Mr. Sutton is currently Executive Chairman and presides over meetings of the Board of Directors. Mr. Sutton was Chairman and Chief Executive Officer of Predecessor Resolute from its inception in 2004, and was instrumental in the completion of the Resolute Transaction. He is most familiar with the Company’s properties and, based on his years as chairman and chief executive officer of HS Resources from 1987 to 2001, has demonstrated skills in building and leading a public oil and gas company. Accordingly, the Board believes that he is uniquely qualified to be the person who sets the agenda for, and leads discussion of, strategic issues for the Company. Our Lead Independent Director presides over executive sessions of the independent directors, which generally occur at the time of each in-person Board meeting, and also presides over any Board meetings at which Mr. Sutton is not present. The Lead Independent Director reviews agendas for Board meetings, reviews annual goals and objectives for the Company and consults with the Board and the Compensation Committee regarding their evaluation of the performance of the Chief Executive Officer. The Board believes that its supermajority of independent directors and other aspects of its governance provide appropriate independent oversight to Board decisions.

The Board oversees the risks involved in the Company’s operations as part of its general oversight function, integrating risk management into the Company’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has certain specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. While the charters of the Compensation and Corporate Governance/Nominating Committees do not assign specific risk-related responsibilities to those committees, the committees nevertheless consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

Current Executive Officers

The following table sets forth certain information as of the date of this filing regarding the current executive officers of the Company.

Name	Age	Position
Nicholas J. Sutton	73	Executive Chairman of the Board
Richard F. Betz	56	Chief Executive Officer and Director
Theodore Gazulis	63	Executive Vice President and Chief Financial Officer
Michael N. Stefanoudakis	47	Executive Vice President, Corporate Development / Strategy, General Counsel and Secretary
Bob D. Brady, Jr.	60	Executive Vice President, Operations
James A. Tuell	58	Senior Vice President and Chief Accounting Officer

Nicholas J. Sutton—See “Proposal Two—Election of Directors” for Mr. Sutton’s biography.

Richard F. Betz—See “Proposal Two—Election of Directors” for Mr. Betz’s biography.

Theodore Gazulis has been Executive Vice President and Chief Financial Officer since March 2012, was Senior Vice President and Chief Financial Officer of the Company from September 2009 to March 2012, and was Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 2009 to September 2009. He was Vice President—Finance, Chief Financial Officer, Treasurer and Assistant Secretary of Predecessor Resolute since their founding in 2004. Mr. Gazulis served as a Vice President of HS Resources from 1984 until its merger with Kerr-McGee Corporation in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee Corporation and prior to the formation of Predecessor Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies. Prior to joining HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. Mr. Gazulis received an AB with Distinction from Stanford University and an MBA from the UCLA Anderson Graduate School of Management. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

Michael N. Stefanoudakis has been Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary since November 1, 2017 and prior to that time was Executive Vice President, General Counsel and Secretary since February 7, 2017. From July 2010 to February 6,

2017, he served as Senior Vice President, Secretary and General Counsel of the Company. From April 2009 until June 2010, Mr. Stefanoudakis served as Senior Vice President, Secretary and General Counsel of StarTek, Inc., an NYSE-listed company in the business processing outsourcing industry. From 2006 to 2008, Mr. Stefanoudakis was Vice President and General Counsel at BioFuel Energy Company, a NASDAQ-listed company in the ethanol production industry. From 2004 to 2006, Mr. Stefanoudakis served as Vice President and General Counsel of Patina Oil & Gas Corporation, an NYSE listed oil and gas exploration company, until its merger with Noble Energy, Inc. Prior to his public company experience, Mr. Stefanoudakis spent eight years as a practicing attorney, most recently at the legal firm Hogan & Hartson LLP (now Hogan Lovells). Mr. Stefanoudakis graduated from the University of San Diego with a B.A. in Economics in 1993 and from Harvard Law School with a J.D. in 1996. He is admitted to the practice of law in Colorado and is a member of local, state and national bar associations.

Bob D. Brady, Jr. has been Executive Vice President, Operations of the Company since November 1, 2017, and prior to that was Senior Vice President, Operations since May 2015. From June 2010 until May 2015, Mr. Brady held the position of Vice President and served as the Company’s Operations Manager from March 2006 until May 2010. Mr. Brady previously served as Drilling Manager and Engineer for El Paso Production Company and Medicine Bow Energy Corporation (acquired by El Paso) from February 2004 until March 2006. Mr. Brady was Vice President of Engineering and Operations for Double Eagle Petroleum Company from April 2002 until February 2004. Prior to working for Double Eagle, Mr. Brady was Operations Manager for Prima Oil & Gas Company from November 2000 until April 2002. Prior to working for Prima, Mr. Brady was Vice President of Engineering and Operations for Evergreen Operating Company. He has 34 years of experience in oil and gas industry operations. He graduated from the Colorado School of Mines in 1984 with a Bachelor of Science degree in Petroleum Engineering. He has been a member of the Society of Petroleum Engineers since 1982.

James A. Tuell has been Senior Vice President and Chief Accounting Officer of the Company since May 2015, and prior to that was Vice President and Chief Accounting Officer since June 2010. From December 2009 until May 2010, Mr. Tuell served as the Company’s Interim Chief Accounting Officer. Prior to joining Resolute, Mr. Tuell owned and operated an accounting and finance consultancy which served Resolute and numerous other independent energy companies from January 2009 through December 2009 and from July 2001 to February 2004. Mr. Tuell served as a director of Infinity Energy Resources, Inc. from April 2005 until June 2008. He also served in various officer capacities with Infinity Energy Resources, Inc. from March 2005 through August 2007, including as President, Chief Operating Officer, Chief Executive Officer, Principal Financial and Accounting Officer and Executive Vice President. Mr. Tuell also served as President of Infinity Oil & Gas of Wyoming, Inc. and Infinity Oil and Gas of Texas, Inc., wholly-owned subsidiaries of Infinity Energy Resources, Inc., from February 2004 and June 2004, respectively, until May 2007. From 1996 through July 2001, Mr. Tuell served as Controller and Chief Accounting Officer of Basin Exploration, Inc. From 1994 through 1996, he served as Vice President and Controller of Gerrity Oil & Gas Corporation. Mr. Tuell was employed by the independent accounting firm of Price Waterhouse from 1981 through 1994, most recently as a Senior Audit Manager. He earned a B.S. in accounting from the University of Denver and is a certified public accountant.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. This Compensation Discussion and Analysis (“CD&A”) is intended to be read in conjunction with the tables beginning on page 48, which provide detailed historical compensation information for our NEOs. For 2017, our NEOs were:

Name	Title
Richard F. Betz	Chief Executive Officer
James M. Piccone(1)	President
Theodore Gazulis	Executive Vice President, Chief Financial Officer
Michael N. Stefanoudakis(2)	Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary
Bob D. Brady, Jr.(3)	Executive Vice President, Operations

(1)

In connection with the previously disclosed Aneth Disposition, on January 1, 2018 Mr. Piccone resigned from his position as President and as a member of the Board of Directors of the Company and from all other officer and board positions of the Company’s subsidiaries.

(2)	Effective November 1, 2017, Mr. Stefanoudakis’ title changed to Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary.

(3)	Effective November 1, 2017, Mr. Brady was promoted from Senior Vice President, Operations to Executive Vice President, Operations.

Executive Summary

Operational, Financial and Strategic Achievements for 2017

Among Resolute’s operational, financial and strategic accomplishments for 2017, the Company achieved the following material items that were all considered by the Compensation Committee and the Board in determining 2017 performance under its short-term incentive plan and in setting compensation for 2018:

•

Production. Full year production for 2017 increased 77% to 9,156 MBoe, or 25,086 Boe per day, from the 5,182 MBoe, or 14,157 Boe per day, during 2016. Full year production was approximately at the midpoint of the Company’s updated guidance, as announced on November 6, 2017.

•

Operational Results. Resolute drove production growth in 2017 with its successful drilling program in the Delaware Basin targeting the Wolfcamp formation, increasing its development pace with the addition of a second rig focused on high rate of return horizontal drilling. The Company completed drilling operations on 25 wells and had an additional three wells drilling over year end, compared to an original plan which called for the drilling of 22 wells during the year. Resolute expanded its 2017 drilling program using essentially the same number of rig days, demonstrating the efficiencies its operations team was able to achieve over the course of the 2017 drilling program. During 2017, the Company set spud to total depth records of 14 days for mid length laterals in Mustang and 17 days for long laterals in Appaloosa. During 2017, the Company completed and placed on production 27 wells including six drilled but uncompleted wells acquired in the Delaware Basin Bronco Acquisition (described below). Over the course of the year initial peak 24 hour rates on the Company’s Wolfcamp A and Upper B wells averaged between 2,400 and 2,800 barrels equivalent per day.

•

Adjusted EBITDA Growth. During 2017, as a result of higher production volumes and improved commodity prices, Resolute generated $172.8 million of Adjusted EBITDA (a non-GAAP measure—see “Reconciliation of Non-GAAP Measures” below), a 23% increase from the prior year period during which Resolute generated $140.8 million of Adjusted EBITDA.

•	LOE and G&A. Resolute was below the midpoint of its updated guidance for lease operating expense at $79.3 million for 2017, or $8.66 per Boe, down 30% from 2016 at $12.29 per Boe.

Cash-based general and administrative expense (a non-GAAP measure—see “Reconciliation of Non-GAAP Measures” below) for 2017 was $29.9 million or $3.27 per Boe, down 36% from 2016 at $5.13 per Boe (excluding one-time costs associated with the Aneth Disposition).

•

Reserves. Year-end 2017 estimated proved reserves were 53.4 MMBoe, compared to year-end 2016 proved reserves of 60.3 MMBoe, after reducing proved reserves by 23.0 MMBoe for dispositions in Aneth and New Mexico and 9.1 MMBoe for production during 2017. Permian Basin reserves grew by 51% from 35.4 MMBoe to 53.4 MMBoe as a direct result of Resolute’s successful Delaware Basin drilling program.

•

Aneth Disposition. In November 2017, the Company successfully transformed to a Permian Basin pure-play company when it closed the Aneth Disposition for total consideration of up to $195 million, comprised of $160 million, and up to an additional $35 million if oil prices exceed certain levels in the three years following the closing.

•

Delaware Basin Bronco Acquisition. In May 2017, Resolute acquired from CP Exploration II, LLC and Petrocap CPX, LLC certain producing and undeveloped oil and gas properties in the Delaware Basin in Reeves County, Texas (the “Delaware Basin Bronco Acquisition”). The Company acquired these properties for $161.3 million, which it financed substantially with proceeds received from the Incremental Senior Notes (described below). The acquired properties significantly expanded the Company’s footprint in the core of its Wolfcamp development program, including approximately 4,600 net acres in Reeves County, Texas, which were considered predominantly unproved, consisting of 2,187 net acres adjacent to the Company’s existing operating area in Reeves County and 2,400 net acres in southern Reeves County.

•

Senior Notes Offering. In May 2017, Resolute consummated a private placement of senior notes totaling $125 million aggregate principal amount of the Company’s 8.50% incremental senior notes due 2020 (the “Incremental Senior Notes”). The net proceeds of the offering of the Incremental Senior Notes were approximately $125.1 million and were used in part to fund the Delaware Basin Bronco Acquisition.

•

Midstream Transaction. In April 2017, Resolute consummated a series of related agreements with Caprock Midstream, LLC and its affiliates (“Caprock”), pursuant to which Caprock agreed to construct gathering systems, pipelines and other infrastructure for the gathering of crude oil from the Company’s Mustang and Appaloosa operating areas in exchange for customary fees based on the volume of crude oil produced and delivered. Resolute agreed to dedicate and deliver all crude oil produced from its acreage in Mustang and Appaloosa to Caprock for gathering for a term through July 31, 2031, coterminous with our other commercial agreements with Caprock.

•

Closing of New Mexico Asset Sale. In February 2017, Resolute closed on the sale of its Denton and South Knowles properties in the Northwest Shelf project area in Lea County, New Mexico, for approximately $14.5 million in cash, subject to customary purchase price adjustments. The sale of these assets in New Mexico, as well as the sale of the Utah assets in the Aneth Disposition, helped to significantly improve the Company’s cost structure and strengthen its balance sheet.

•

Retirement of Second Lien Credit Facility. From a portion of the proceeds from the Company’s common stock offering that closed in December 2016, in January 2017, Resolute paid approximately $132 million constituting all amounts due under the Company’s Secured Term Loan Facility (including prepayment fees of $3.5 million).

Our Compensation Programs in 2017

Following a year of strong operational performance in 2016, a more stable commodity price environment, and in order to retain key employees and properly incentivize executives in the highly competitive market for talent in which the Company operates, the Board of Directors and Compensation Committee approved two primary changes for 2017 from our 2016 compensation program:

•

Reset annual short-term incentive (“STI”) targets and long-term incentive (“LTI”) targets for its NEOs and other senior employees to market competitive levels consistent with the Company’s compensation philosophy and based upon the recommendations of L&A.

•	Reinstated grants of time-vested and performance-vested restricted stock for our LTI program and discontinued the use of long-term cash awards.

Our Executive Compensation Practices

Below we highlight certain executive compensation practices, both the practices we have implemented to drive performance, and the practices we have not implemented because we do not believe they would serve our stockholders’ interests.

Compensation Best Practices Resolute Follows

Pay for Performance—We tie pay to performance. A significant portion of total compensation to executives is at risk and not guaranteed. We have established clear financial goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.

Conservative Executive Compensation Increases—Historically, the intent of the Committee is to provide overall increases in total compensation for the executives which are well within market appropriate ranges.

External Benchmarking—We use competitive compensation data based on an appropriate group of peers and other relevant survey data to make compensation decisions, including the use of two relevant peer groups for purposes of establishing market compensation levels and evaluating share price performance.

Mitigate Undue Risk—We mitigate undue risk associated with compensation, including utilizing caps on potential payments, retention provisions, multiple performance targets and robust board and management processes to identify risk.

Double Trigger—All employment agreements and incentive award agreements for NEOs and other senior executives require a change in control followed by a termination of employment before cash severance benefits are triggered.

No Perquisites—We do not provide perquisites to our executive officers. All other compensation values included in the Summary Compensation Table are related to cost of benefits.

Regular Review of Share Utilization—We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

Equity Ownership Guidelines—We require our directors and executive officers to acquire and maintain prescribed levels of ownership of our stock in order to align their interest with those of our stockholders.

No SERP Program—We do not offer SERPs to our current executives.

Minimum Vesting Requirements—We have instituted minimum vesting requirements for all equity-based compensation awards.

Independent Compensation Consulting Firm—The Compensation Committee benefits from its utilization of an independent compensation consulting firm, Longnecker & Associates (“L&A”), which provides no other services to the Company.

Annual Say on Pay Votes—We hold an annual say on pay vote, and the Compensation Committee considers the results of such non-binding vote in making prospective compensation decisions.

Policies Against Hedging and Pledging Stock—We have policies in place that prohibit our executives and directors from hedging Company securities and prohibit executives and directors from pledging Company securities as collateral for a loan without first obtaining pre-clearance from the Company’s Compliance Officer.

Clawback—“Clawback” provisions are applicable to all NEOs and other senior executives through the terms of their employment agreements.

Unfavored Practices Resolute Does Not Follow

No Excise Tax Gross-Ups Upon Change in Control

No Repricing of Underwater Stock Options

No Hedging Transactions or Short Sales by Executive Officers or Directors Permitted

No Guaranteed Bonus or Retention Bonus for Executive Officers

Severance Multipliers not Greater than 3x for any Executive Officer

Compensation Philosophy—Resolute Pays for Performance

The core principle of our executive compensation philosophy is to pay for performance. The Company believes that the most effective compensation program is one that rewards all employees, not just executives, for the achievement of short-term and long-term strategic goals that are aligned with the stockholders’ interests. As a result, the Company’s compensation philosophy is to provide all employees with cash incentives or a combination of cash and equity-based incentives that foster the continued growth and overall success of the Company and encourage employees to maximize stockholder value.

The Company implements its executive compensation philosophy through the following specific objectives:

•	To attract, retain and motivate highly qualified and experienced individuals;

•	To provide financial incentives through an appropriate mix of fixed and variable pay components to achieve the organization’s key financial and operational objectives;

•	To ensure that a significant portion of total compensation is performance-based compensation; and

•

To offer competitive compensation packages that are consistent with the Company’s core values, including the balance of fairness to the individual and the organization, and the demand for commitment and dedication in the performance of the job.

We consider an inability to attract or retain qualified motivated employees to be a significant risk for the Company as we operate in a highly competitive industry for talent. In approving elements of the compensation program, the Compensation Committee and the Board prefer a balancing of factors, so that no single performance metric becomes an overriding influence. For that reason, the incentive compensation program described below balances a number of metrics. Our STI compensation program measures annual operational performance while our LTI compensation program generally measures relative stock performance over a multi-year period. With respect to performance-vested shares granted under our LTI compensation program, vesting is based on achievement of total shareholder return goals over a one-, two- and three- year period, in order to discourage a short-term focus at the expense of long-term results by our senior executives, including the NEOs.

Accordingly, our executive compensation program is heavily weighted toward performance-based compensation. In 2017, 88% of total direct compensation to our CEO was provided through incentive-based compensation, while 86% of NEO compensation was incentive-based, based on compensation information contained in the Summary Compensation Table below.

The following charts display the mix of total compensation components of Resolute for the CEO and the other NEOs in 2017. This includes 2017 base salaries, annual incentive cash bonuses, time and performance-based long-term incentives, and all other compensation. As Resolute is focused on the alignment of the interests of its executives with the interests of stockholders, a significant majority of compensation is provided through incentive-based compensation, with metrics intended to drive long-term Company growth. Any value to be realized by these awards is contingent upon the Company’s operational performance and stock price performance, and as such is both aligned with stockholder interests and “at -risk”.

The chart also displays the performance-based STI and LTI components (including time-vested and performance-vested restricted stock):

2017 TOTAL COMPENSATION MIX

Chief Executive Officer	Other Named Executive Officers

In 2017, the Compensation Committee and the Board established the composition of the long-term incentive grants to the CEO and other NEOs such that 100% of the long-term incentive grants were granted in the form of restricted stock, consisting of a combination of time-vesting restricted stock, performance-vesting restricted stock, and outperformance awards. For the CEO’s and NEOs’ 2017 awards, 50% were in the form of time-vesting restricted stock and 50% performance-vesting restricted stock. We believe the performance-vesting component of the restricted stock awards maintained a substantial “at- risk” portion of CEO and NEO compensation, thereby aligning total compensation to stockholder returns.

Performance in 2017

While the Resolute management team was able to deliver strong operational results in 2017 and accomplish several strategic imperatives, certain of its STI metrics fell below target. When measuring the actual results of metrics specifically assigned to our annual STI Compensation Program, overall performance was above target on LOE (where performance exceeded the stretch level) and was below target with respect to production, G&A expense and capital effectiveness (see tables on pages 40 to 41). This resulted in an average Company metric performance of approximately 85.3%. The Compensation Committee and the Board took this Company performance into account when assessing individual performance under our STI plan and determined that individual awards for executive officers would also be at approximately 85.3% of target. As a result, STI awards to the NEOs were paid out at 85.3% of target.

Favorable Equity Award Concentration Ratios

Over 51% of our equity awards in each of 2015, 2016 and 2017 were granted to employees other than our NEOs, and grants to our CEO in each of those years comprised less than 20% of the overall awards.

Process for Establishing Executive Compensation

Role of the Board and the Compensation Committee

The Board has the responsibility to maintain an executive compensation program that fairly and appropriately compensates the Company’s executive officers while providing value to the stockholders. This value depends substantially on the performance of our executive officers and other key employees. The loss of any member of the senior management team or other key employees could negatively affect our ability to execute our business strategy. We believe that our key executives have played a vital role in guiding the Company through the volatile commodity price cycle to date and the retention of those key executives is crucial to continue the growth in stockholder value.

The Board also has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy, as described above under “Compensation Philosophy—Resolute Pays for Performance.” The Board has delegated its responsibilities with respect to development of a compensation program and primary implementation of that program to the Compensation Committee, which consists entirely of independent directors and meets regularly (nine times in 2017). The Compensation Committee reviews the Company’s executive compensation programs no less frequently than annually to ensure that the program is consistent with the objectives described above. The Compensation Committee is solely responsible for determining the compensation of the Chief Executive Officer and also makes recommendations to the Board regarding the compensation of the other executive officers. The Compensation Committee has also retained the responsibility for determining the compensation of the Executive Chairman in light of his past service as Chief Executive Officer. The Compensation Committee also makes recommendations to the Board regarding awards under the 2009 Performance Incentive Plan, as amended (the “Incentive Plan”). Generally, the types of compensation and benefits provided to the Company’s executive officers are similar to those provided to the Company’s other officers and employees, although the LTI awards to officers and senior employees are subject to performance requirements not applicable to other employees. The Company does not have any compensation plans that are solely for executive officers.

Importance of Shareholder Feedback

The Company values and carefully considers the feedback it receives from stockholders. At our 2017 Annual Meeting, the compensation of our named executive officers was approved by approximately 87% of the votes cast on that proposal (excluding broker non-votes). We engage in regular discussions with our stockholders on many aspects of our business, including compensation matters. In 2017 we met with several of our largest stockholders and received favorable feedback on our compensation programs. We believe that the reinstatement of STI and LTI target percentages in

2017 was warranted based on our strong operational performance in 2016 and into 2017 as well as the stabilized commodity price environment. We will continue to dedicate significant efforts to ensure our executive compensation programs remain appropriate and properly reward and retain executives for performance, particularly in a volatile commodity price environment, and in a manner consistent with feedback received from stockholders, compensation programs of industry peers and advice from compensation experts.

Role of Management

The Chief Executive Officer plays a key role in determining executive compensation for the other NEOs and other officers. The Chief Executive Officer generally attends the meetings of the Compensation Committee at which executive compensation other than his own is being discussed and makes recommendations to the Compensation Committee. In arriving at his recommendations, the Chief Executive Officer evaluates the performance of each executive and solicits input from the peers of such executives and others, if necessary. This evaluation is shared with the Compensation Committee and forms the basis for his recommendation. These recommendations are considered by the Compensation Committee and the Board, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Role of Independent Compensation Consultant

The Compensation Committee has sole authority to select, retain and terminate any compensation consulting firm to assist in deliberations regarding executive compensation. The Compensation Committee has retained L&A since 2012.

L&A provides various executive compensation services to the Compensation Committee. Generally, these services include advising the Compensation Committee on the principles of our executive compensation program and providing market information and analysis regarding the competitiveness of our program design and the compensation awarded in relationship to performance. The NYSE has adopted guidelines for compensation committees to consider when identifying Compensation Committee advisor independence. The Compensation Committee has reviewed these guidelines and determined that L&A is an independent consultant under these guidelines. This independence was confirmed in writing by L&A. L&A performs no services for the Company other than those specific to assignments requested by the Board and Compensation Committee regarding executive and non-employee director compensation. Our management communicates with L&A and provides data to L&A regarding our employees and executive officers, but does not direct L&A’s activities.

During late 2016 and early 2017, the Compensation Committee engaged L&A to assist in providing a comprehensive assessment of our compensation programs for 2017. The Compensation Committee sought advice from L&A regarding base salary, annual bonus, the nature and amount of long-term incentives, performance measures for short-term and long-term incentives, identification of representative peer groups and general market data. Specifically, L&A performed the following services for the Committee:

•	Conducted an evaluation of the total compensation for our Executive Chairman and Chief Executive Officer;

•	Conducted an evaluation of the total compensation for our non-employee directors;

•	Conducted an evaluation of the total compensation for our executive officers and a certain number of employees, including our NEOs;

•

Advised the Compensation Committee on current trends in executive compensation programs among energy companies in a more stabilized commodity price environment, particularly with respect to the STI and LTI compensation programs;

•	Presented information regarding regulatory developments affecting executive compensation programs in our market;

•	Assisted with the analysis and selection of peer group companies for compensation purposes;

•	Assisted in the development of the structure of the 2017 LTI compensation program;

•	Reviewed the annual STI plan; and

•	Assisted in the drafting and review of the 2017 Compensation Discussion and Analysis and compensation tables for the annual proxy statement.

At the conclusion of its work, L&A recommended a continued focus on total direct compensation as a means to achieve the compensation objectives outlined above, while remaining competitive with the external market.

Benchmarking and Peer Group Comparison

Consistent with our goal of providing competitive compensation to incentivize and retain executive talent, the Compensation Committee compares each element of compensation of our NEOs to that of similarly situated executives at peer companies and other companies within our industry that we believe are reflective of our business and with which we compete for talent. When setting executive compensation levels, the Compensation Committee aims to pay base salaries near the midpoint of such peer and industry companies, although adjustments are made for such things as experience, market factors or exceptional performance, among other factors. The Compensation Committee aims to provide a total compensation, including annual incentive compensation and long-term incentive compensation, between the 50th and 75th percentile of total compensation at comparable companies if performance targets are met and at or above the 75th percentile if targets are significantly exceeded.

The Compensation Committee sets the compensation peer group annually based upon the group of companies with which the Company competes for talent, and makes modifications as required to accommodate new companies or consolidations in the oil and gas exploration and production industry in the areas where the Company operates. With the assistance of L&A and management, the Compensation Committee established the following peer group for compensation purposes for 2017:

2017 Peer Group
Company Name	Company Ticker	Revenue[1]	Assets[1]	Market Cap[1]	Enterprise Value[1]

RSP Permian, Inc.	RSPP	$803.7	$6,270.2	$6,451.8	$7,883.8

Centennial Resource Development, Inc.	CDEV	$429.9	$3,616.6	$5,152.5	$5,520.5

Matador Resources Company	MTDR	$544.3	$2,145.7	$3,376.0	$4,016.4

PDC Energy, Inc.	PDCE	$921.6	$4,419.9	$3,367.6	$4,287.5

Jagged Peak Energy Inc.	JAG	$187.8	$946.3	$3,360.0	$3,391.1

Laredo Petroleum, Inc.	LPI	$822.2	$2,023.3	$2,539.2	$3,959.3

SM Energy Company	SM	$1,129.4	$6,176.8	$2,464.7	$4,928.6

Extraction Oil & Gas, Inc.	XOG	$604.3	$3,384.7	$2,462.0	$3,437.4

Callon Petroleum Company	CPE	$366.5	$2,693.3	$2,452.3	$2,985.8

QEP Resources, Inc.	QEP	$1,622.9	$7,394.8	$2,305.7	$3,547.7

SRC Energy Inc.	SRCI	$326.3	$2,079.6	$2,058.6	$2,263.5

Carrizo Oil & Gas, Inc.	CRZO	$745.9	$2,778.3	$1,733.4	$3,643.1

Halcón Resources Corporation	HK	$378.0	$1,643.6	$1,120.9	$949.3

Resolute Energy Corporation	REN	$303.5	$641.9	$695.0	$1,339.3

Bill Barrett Corporation	BBG	$252.8	$1,390.7	$566.2	$1,079.5

Approach Resources, Inc.	AREX	$105.3	$1,099.6	$268.7	$643.9

(1)	As of 12/31/2017

L&A compiled compensation data for the peer group from the summary compensation tables within peer group proxy statements, as well as narrative disclosures in the CD&A sections. The consultant also provided published survey compensation data from multiple sources, including the following surveys: Economic Research Institute, Mercer, Inc. Energy Survey, Kenexa, Towers

Watson and L&A’s Energy LTI Survey. For each survey, L&A adjusted the data to appropriately reflect companies of a similar size to the Company.

For each element of compensation for which data was available, L&A averaged the 25th percentile from the peer group and the published survey data to approximate the 25th percentile for the “market.” A similar process was used to establish the 50th and 75th percentiles. The combination of published survey data and peer compensation data was then used to compare the compensation of our NEOs to comparably titled persons at companies within our peer group and in the survey data.

Compensation Components

General Structure

The total direct compensation paid to our NEOs consists of three elements: base salary, annual short-term incentive compensation and long-term equity and equity-related compensation. In establishing executive compensation, base salaries are expected to be targeted near the midpoint of a range established by peer and industry review, although adjustments are made for such things as experience, market factors or exceptional performance, among other factors. Potential total compensation, including annual incentive compensation and long-term incentive compensation, is normally expected to be between the 50th and the 75th percentile of total compensation at comparable companies only if performance targets are met and at or above the 75th percentile if performance targets are significantly exceeded.

These elements provide our Compensation Committee with a platform to reinforce our pay-for-performance philosophy to address our business needs and goals with appropriate flexibility. In addition, our NEOs are eligible for limited types of other compensation and benefits, such as health and welfare benefits that are broadly available to our employees.

As discussed above, the core principle of our executive compensation philosophy is to pay for performance. Accordingly, our executive compensation program is heavily weighted toward performance-based compensation. It is the Compensation Committee’s policy to provide incentives that promote both our short-term and long-term financial objectives that are appropriate to the nature of our assets. Short-term incentive compensation is designed to reward achievement of short-term objectives, while the long-term incentive compensation is intended to encourage employees, particularly executives, to focus on our long-term goals. Base salary, annual cash bonuses and equity or equity-based awards have traditionally been the primary components of our compensation program and we believe that attention to all three elements is important to retain our existing personnel and to attract and hire new employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s dedication and demonstrated contribution of value to the Company, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

The table below describes each component of compensation for which our NEOs are eligible, the key characteristics of each such component and the percentile targeted.

Component	Purpose of Component	Key Characteristics	Benchmark

Base Salary	Base level of compensation which is determined based on an executive’s performance, experience and tenure, as well as the competitive market for talent.	Fixed compensation which is reviewed by the Compensation Committee annually.	50th Percentile

STI Annual Incentive Award	Motivates executives to achieve short-term business goals and objectives which ultimately drive long-term Company performance.	At-risk compensation which is based on the achievement of annual corporate and individual goals and objectives.	50th to 75th Percentile

LTI Time-Vested Equity Awards

Reinforces a strong link between executives and stockholders through equity ownership and functions as a highly effective retention tool by reducing the volatility of incentive awards in an unpredictable market.

		Long-term incentive award which time vests ratably over a three year period.	50th to 75th Percentile

LTI Performance-Vested Equity Awards	Motivates executives to increase stockholder value creation and develop the Company for continued long-term success. Promotes a strong link between the interests of our executives and stockholders.	At-risk compensation which is tied to the relative stock performance as compared to similar companies over a three year period.	Up to 75th Percentile

All Other Compensation	Provides benefits intended to enhance employee health which further assists in our efforts to attract and retain qualified executives.	Includes health and welfare plans and minimal perquisites.	Minimal

Setting the Company’s Executive Compensation Levels and Pay Mix

Executive compensation is reviewed by the Compensation Committee no less frequently than annually. Compensation is based on the objectives described above and to include as integral components: base salary, and short-term and long-term incentive-based cash and non-cash compensation, which together comprise total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives. The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term equity incentives to best fit an executive officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not award an equity grant. The Compensation Committee may also increase the size of equity grants to an executive officer if the total number of career equity grants does not adequately reflect the executive’s current position with the Company.

Annual cash incentive and equity or equity-based incentive awards are designed to reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and to balance rewards for short-term and long-term performance. LTI compensation is used to reward and to encourage long-term performance and an alignment of interests between the individual, the organization and the stockholders. LTI grants are used not only to reward prior performance, but also to retain executive officers and other employees and provide incentives for future exceptional performance. Annual cash incentives and equity or equity-based incentive awards are normally targeted at the upper end of the range established by peer and industry review such that an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data to the extent that business success makes long-term incentive awards more valuable.

In determining the allocation between short-term and long-term incentive compensation for executive officers, the Compensation Committee engages in an individual analysis for each executive. Factors affecting compensation decisions include:

(i)	the Company’s annual performance;

(ii)	impact of the executive’s performance on the Company’s results;

(iii)	the Company’s objective to provide total compensation that is higher than competitive levels when aggressive goals of the Company are exceeded; and

(iv)	internal equity.

We believe that the proportion of total compensation that is performance-based, and therefore “at risk,” should increase with an individual’s level of responsibility. Therefore, long-term incentive compensation grants will typically represent a larger proportion of the total compensation package as the level of responsibility of the executive increases. For the Chief Executive Officer, long-term incentive grants are typically the largest element of the total compensation package. Executive officers generally receive the same benefits as other employees, although not necessarily in the same mix or amounts.

The Compensation Committee also takes into consideration the fact that, although our officers are responsible for specific business functions, together they share responsibility for the performance of the Company. We consider an inability to attract or retain qualified motivated employees to be a significant risk for the Company as we operate in a highly competitive industry for talent. As we seek to attract and retain the best talent available, we also wish to have employees view employment at the Company as a career decision. It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders. We have a very experienced executive team, many members of which have been in the oil and gas industry for thirty years or more, and we believe that retention of our executives and key employees is particularly crucial at this time to continue to guide the Company through this volatile commodity price cycle and to drive continued growth in stockholder returns.

Base Salary

The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are based upon each individual’s responsibilities, experience and performance, taking into account among other things, data provided by L&A based on similarly situated employees at peer group companies, the individual’s initiative, contribution to our overall performance, managerial ability, handling of special projects and industry and overall market conditions. The Compensation Committee’s evaluation of each executive officer’s performance is subjective; no specific written criteria or formulas, and no pre-determined targets, are used in determining base salary. The factors considered in compensation decisions are not weighted, but are viewed collectively. Base salaries for executive officers generally are reviewed annually for possible adjustment, but are not necessarily changed each year. The Compensation Committee is responsible for determining the base salary for the Chief Executive Officer, and the Chief Executive Officer recommends the base salaries for the other executive officers which are then reviewed and approved by the Compensation Committee and the Board. The decisions with respect to salaries for the NEOs reflect responsibilities associated with public company status, experience levels, and other factors. In determining base salaries, the Compensation Committee also reviews data presented by L&A, referred to in the “Benchmarking and Peer Group Comparison” section above.

The following tables set forth base salaries for our respective NEO groups in 2016 and 2017.

Executive	2016 Base Salary
Nicholas J. Sutton	$590,000
James M. Piccone	$415,000
Richard F. Betz	$350,000
Theodore Gazulis	$350,000
Michael N. Stefanoudakis	$300,000

Total	$2,005,000

Executive	2017 Base Salary
Richard F. Betz	$485,000
James M. Piccone	$415,000
Theodore Gazulis	$350,000
Michael N. Stefanoudakis	$350,000
Bob D. Brady, Jr.	$325,000

Total	$1,925,000

Short-Term Incentive (STI) Compensation

Annual short-term incentive cash bonuses are performance based and are intended to promote the achievement of annual business objectives that the Compensation Committee expects to increase stockholder value. Currently, all eligible employees participate in an annual bonus plan with the same performance objectives as those used for executive officers.

In February 2017, in connection with the Company’s annual compensation cycle, the Compensation Committee asked L&A to evaluate the structure of the Company’s STI Compensation Program. In view of the trends in cash bonus programs of the Company’s industry peers and the market generally, L&A recommended that the Company maintain the general structure of its STI Compensation Program but adjust the target percentages to better reflect the improved market conditions. Accordingly, the Compensation Committee recommended, and the Board approved, a program that set bonus targets (based on a percentage of base salary) for the senior executives, and then decided which performance metrics would be used to determine whether bonus awards would be less than (the “threshold level”), equal to (the “target level”), or greater than (the “stretch level”) the target percentage. For 2017, the Compensation Committee also reviewed the STI target compensation percentages for all Company executive officers in relation to peer company and market data.

Based upon the recommendation of L&A, the Board and the Compensation Committee adjusted the STI target percentages to reflect improved market conditions. The 2017 NEO STI target percentages are indicated below:

Executive	2017 STI Target (As % of Base Salary)
Richard F. Betz	125%
James M. Piccone	100%
Theodore Gazulis	100%
Michael N. Stefanoudakis	90%
Bob D. Brady, Jr.	80%

The Compensation Committee and Board approved a bonus pool equal to the aggregate of each eligible employee’s target bonus percentage multiplied by that employee’s base salary (the “Bonus Pool”). Fifty percent of the Bonus Pool was allocated to the “Company Performance Metrics Pool,” and 50% of the Bonus Pool was allocated to the “Individual Performance Metrics Pool.” The Bonus Pool may be increased or decreased depending on the Company’s performance relative to certain pre-established parameters.

In determining which performance metrics to use in evaluating the STI awards, the Compensation Committee concluded that short-term incentive compensation should be based on achievement of annual operational objectives rather than TSR, which can be greatly influenced by factors outside of any individual’s influence or control and which the Compensation Committee believes is more appropriately measured over the long-term. The Company’s performance-vesting long-term incentive awards are earned based on relative TSR.

For 2017, as in past years, the Compensation Committee utilized four key STI performance metrics outlined below: (i) oil and gas production, (ii) LOE, (iii) G&A expense, and (iv) the Company’s capital effectiveness and success in advancing its capital and strategic projects on time and on budget. The reason that these specific metrics were chosen is that the Board believes that they are the best metrics over which the officers and employees can exert some measure of control and which best measure the short-term operational and financial success of the Company. The table below indicates the relative weighting of specific metrics as well as the specific metric targets for the 2017 STI Plan:

Metric	Weighting	Threshold	Target	Stretch

Production (MMBoe)	18.75%	8.730	9.700	10.670

LOE (millions)	11.25%	$101.567	$92.334	$83.101

G&A Expense (as defined) (millions)	7.5%	$30.690	$27.900	$25.110

Capital Effectiveness	12.5%	Determined by Committee

Individual Performance	50%	Determined by Committee

The specific levels of the first three metrics that would trigger the threshold, target and stretch bonus payments are generally tied to the Company’s public guidance with respect to these metrics, as adjusted for certain events and transactions that the Board deems appropriate. The performance criteria for the target bonus were generally at the midpoint of the range of the Company’s public guidance, with the threshold and stretch bonuses being payable for performance that was less than or exceeded those expectations. The threshold and stretch values are set by management within ranges recommended by the Compensation Committee and approved by the Board. Performance that would qualify for bonuses at the threshold level is expected in normal operating circumstances. Performance satisfying the criteria for bonuses at the target level is believed to be achievable only with additional effort and results. Performance that would qualify for bonuses at the stretch level is believed to be achievable with extraordinary efforts and results. Generally, the bonus amount for the “threshold” level of performance is 50% of the target and the bonus amount for “stretch” level of performance is 150% of the target. Bonuses can range between these amounts based on the level of performance attained. There is generally no bonus payable with respect to a defined metric if the

“threshold” level of performance is not met on that metric. In the case of capital effectiveness, the Company’s performance is measured by how well the Company executes on its capital plan, based on the recommendation of the Compensation Committee and approval by the Board. The concepts of threshold, target and stretch values will be applied on a discretionary basis with respect to the capital effectiveness metric, as recommended by the Compensation Committee and approved by the Board.

The Company Performance Metrics Pool was divided among eligible participants on a formulaic pro rata basis, although the Compensation Committee reserved the ability to adjust individual participants’ awards as the result of extraordinary individual contribution or lack thereof.

2017 STI Compensation Awards

The following table outlines the actual performance achieved relative to the targeted levels for each metric and the percentage of each metric awarded to the NEOs.

Metric	Targeted Performance	Actual Performance	% of Target Earned

Production (MMBoe)	9.700	9.156	71.95%

LOE (millions)	$92.334	$79.11	150.00%

G&A Expense (millions)	$27.900	$28.98	80.60%

Capital Effectiveness (discretionary)	n/a	n/a	50.00%

Individual Performance	n/a	n/a	85.3%

The following details each metric and provides an explanation of the assessment of 2017 performance by the Compensation Committee and the Board:

Aggregate Production: The production target represents 37.5% of an individual’s Company Performance Target Amount, or 18.75% of an individual’s total Target STI Amount. The target value of performance for 2017 (as adjusted for the Delaware Basin Bronco Acquisition and the Aneth Disposition) was annual production of 9.700 MMBoe, while the threshold value for production was 8.730 MMBoe and the stretch value was 10.670 MMBoe, or 10% above and below the midpoint of public guidance. The Company’s 2017 aggregate oil and gas production was 9.156 MMBoe, below the midpoint but above the low end of public guidance and thus achieving 71.95% of the target level of performance for this metric.

Lease Operating Expense: The LOE target represents 22.5% of an individual’s Company Performance Target Amount, or 11.25% of an individual’s total Target STI Amount. LOE for this purpose means lease operating expenditures excluding charged overhead expense and production related taxes. The 2017 midpoint of our guidance (as adjusted for the Delaware Basin Bronco Acquisition and the Aneth Disposition) was $92.334 million, threshold value was $101.567 million, and the stretch value was $83.101 million. The Company’s 2017 aggregate LOE expense was $79.11 million, below (better than) the stretch value, and thus achieving 150% of the target level of performance for this metric.

General and Administrative Expenses: The G&A target represents 15% of an individual’s Company Performance Target Amount, or 7.5% of an individual’s total Target STI Amount. G&A for purposes of the 2017 STI Plan are the costs of running the business that are not specific to purchasing a particular asset or pursuing a particular project. G&A is reduced by overhead reimbursement and capitalized expenses, and excludes charges related to awards under our long-term incentive compensation program. The 2017 midpoint of our G&A guidance (adjusted for certain Board approved expenditures) was approximately $27.900 million. The threshold value was $30.690 million and the stretch value was $25.110 million, or 10% above and below the midpoint of our guidance, as adjusted. The Company’s aggregate G&A expense as adjusted for compensation purposes for 2017 was determined to be $28.98 million, higher than the midpoint of public guidance but above the threshold value, and thus achieving 80.60% of the target level of performance for this metric.

Effectiveness of Capital: The capital effectiveness metric represents 25% of an individual’s Company Performance Target Amount, or 12.5% of an individual’s total Target STI Amount. Achievement of planned capital projects in an effective and efficient manner is the starting point for determining the level of achievement for this metric. However, over the course of the year capital budgets may be adjusted as certain projects are delayed and other opportunities that were not foreseen at the outset of the year materialize. The capital effectiveness metric is somewhat subjective in nature. For 2017, the Board initially approved a capital budget of $210 million to $240 million (excluding capitalized interest), primarily focused on a two rig drilling program spudding 22 gross wells in the Delaware Basin. This original capital program did not contemplate the Delaware Basin Bronco Acquisition or any related capital activities or the expansion of our 2017 capital program. Our 2017 capital guidance range was adjusted to $290 million to $305 million to take into account these additions. The Company’s aggregate capital expenditures for 2017 were $302.3 million. Despite the Company’s successful execution of the 2017 capital program in light of the changes to the program during 2017, the Compensation Committee and the Board concluded that management underperformed for this metric as a result of cost overruns in the base capital program. As a result, the capital effectiveness metric was determined by the Board, based on the recommendation of the Compensation Committee, to have been achieved at 50% of the target level of performance for 2017.

Company Performance Metrics Pool (Aggregate): The above weighting and grading resulted in the bonus pool receiving approximately 85.3% of the Bonus Pool allocated to Company performance.

Individual Performance: The other 50% of the Bonus Pool (the Individual Performance Metrics Pool) was allocated according to the Compensation Committee’s and the Board’s assessment of individual and group performance measured against defined goals and objectives (and based on management recommendation and discretion with respect to all employees other than executive officers). This portion of the bonus determination is more subjective than the performance metrics described above, which are inherently more formulaic, but the Compensation Committee believes that motivating and rewarding superior performance is not a matter of “one size fits all.” Effective discretion in this regard is a significant component of good management.

STI compensation for Company performance is primarily based on the performance metrics discussed above whereas individual performance STI is more directed to personal achievements. Nonetheless, in the case of the most senior officers, separating personal performance from Company results is difficult. The Compensation Committee and the Board believe that the senior group is responsible for overall Company performance. Given the overall performance of the Company with respect to the Company STI performance metrics of 85.3%, the Compensation Committee and Board believed that the personal performance percentage for the Company’s executive officers, including each Named Executive Officer, should be set at approximately the same level. Accordingly, the personal performance percentage for the NEOs for 2017 was determined to be 85.3%.

The following table reflects the final 2017 STI awards for the NEOs:

Executive	2017 STI Target	Actual 2017 STI Payment	Actual as % of Target
Richard F. Betz	$606,250	$517,131	85.3%
James M. Piccone	$415,000	$353,995	85.3%
Theodore Gazulis	$350,000	$298,550	85.3%
Michael N. Stefanoudakis	$315,000	$268,695	85.3%
Bob D. Brady, Jr.	$260,000	$221,780	85.3%

Long-Term Incentive (LTI) Compensation

The Company issues LTI awards under the Incentive Plan. The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of incentive awards. Equity and equity-based awards align the interests of award recipients and the Company’s stockholders and, because they generally vest over several years, better enable the Company to retain personnel to help us accomplish our strategic goals over the longer term. As with base salary and short-term incentive compensation, the long-term awards granted to each recipient are determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee’s ability to add value to our enterprise and the compensation data from our peer group.

2017 LTI Compensation Program

In connection with the 2017 yearly compensation cycle, the Compensation Committee engaged L&A to again evaluate the structure of the Company’s LTI compensation program. In view of the trends in equity programs of the Company’s industry peers and the market generally, including a more stabilized commodity price environment and the Company’s improved stock price in 2016, L&A recommended that the Company amend its LTI compensation program for 2017 to reinstate its past practices of granting awards in the form of restricted stock, such that, with respect to equity awards granted to the NEOs, one-half of the shares of restricted stock would be granted as Time-Vested Shares and one-half of the shares would be granted as Performance-Vested Shares, thus further aligning total NEO compensation to stockholder returns. The Compensation Committee and Board followed the approach suggested by L&A with respect to NEO awards for 2017 as described below.

2017 LTI Awards

The 2017 NEO restricted stock awards consist of grants of restricted stock, one-half of which vest by the passage of time (“Time-Vested Shares”) and one-half of which vest only upon achievement of specified thresholds of cumulative total shareholders return (“TSR”) as compared to a specified peer group (the “Performance-Vested Shares”).

A TSR percentile (the “TSR Percentile”) is calculated based on the change in the value of our common stock between the grant date and the applicable vesting date, including any dividends paid during the period, as compared to the respective TSRs of a specified group of 11 peer companies. The Time-Vested Shares vest automatically in three installments upon vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the date of grant; provided that the recipient continues to be employed on such date. The Performance-Vested Shares vest in three installments to the extent that the applicable TSR Percentile ranking thresholds are met upon vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the date of grant; provided that the recipient continues to be employed at that date. The Performance-Vested Shares vest only upon achievement of specified thresholds of cumulative TSR as compared to a specified peer group. The 2017 Performance-Vested Shares vest on a sliding scale from 50% vesting for performance at the 33rd percentile level relative to peers (with zero vesting below the 33% level) to 100% vesting for performance at the 50th percentile level. Performance-Vested Shares that are eligible to vest on a vesting date but do not qualify for vesting become eligible for vesting again on the next vesting date. All Performance-Vested Shares that do not vest as of the final vesting date will be forfeited on such date. For the 2017 NEO restricted stock awards, the first vesting date was March 8, 2018. The remaining tranches will be eligible for vesting on each successive March 8, with the final tranche eligible for vesting on March 8, 2020.

The 2017 NEO restricted stock awards also consist of the right to earn additional shares of common stock upon achievement of a higher TSR Percentile (“Outperformance Shares”). The Outperformance Shares are earned in increasing increments based on a TSR Percentile attained over a specified threshold. Outperformance Shares may be earned on any vesting date to the extent that the applicable TSR Percentile ranking thresholds are met in three installments on the vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the date of grant. The Outperformance Shares shall be issued on a sliding scale beginning for performance at the 50th percentile level relative to peers, up to potential issuance of the full number of Outperformance

Shares for performance at the 100th percentile level. Outperformance Shares that are earned at a vesting date will be issued to the recipient; however, prior to such issuance, the recipient is not entitled to stockholder rights with respect to Outperformance Shares. Outperformance Shares that are eligible to be earned but remain unearned on a vesting date become eligible to be earned again on the next vesting date. The right to earn any theretofore unearned Outperformance Shares terminates immediately following the final vesting date. The following peer group was approved for TSR ranking purposes for the 2017 equity grants:

Approach Resources, Inc. (AREX)	Laredo Petroleum, Inc. (LPI)

Callon Petroleum Company (CPE)	Matador Resources Company (MTDR)

Carrizo Oil & Gas Inc. (CRZO)	PDC Energy, Inc. (PDCE)

Centennial Resource Development, Inc. (CDEV)	Parsley Energy, Inc. (PE)

Diamondback Energy, Inc. (FANG)	RSP Permian, Inc. (RSPP)

Jagged Peak Energy Inc. (JAG)

The Compensation Committee determined in consultation with L&A that this group of companies was appropriate as a peer group for TSR purposes because it was comprised of the small and mid-cap companies with significant Permian operations competing for public investor interest and capital.

Our NEOs were granted the following LTI awards in respect of 2017:

Executive Officer	Number of Time- Vested Restricted Stock Awards	Number of Performance- Vested Restricted Stock Awards	Number of Out Performance Awards
Richard F. Betz	25,440	25,439	25,439
James M. Piccone	21,768	21,767	21,767
Theodore Gazulis	17,211	17,211	17,211
Michael N. Stefanoudakis	16,064	16,063	16,063
Bob D. Brady, Jr.	10,655	10,654	10,654

Aggregate awards of 529,346 shares of restricted stock were made to all Company employees and non-employee directors in 2017, including the above awards to the NEOs.

The vesting schedule for the above awards continues as long as the recipient is employed by the Company or, in the case of Mr. Gazulis, effects a qualifying retirement. Any unvested shares are forfeited upon a recipient’s termination of employment with the Company, other than in the event of a qualifying retirement. Upon death or disability, all Time-Vested Shares and Performance-Vested Shares shall vest, but any unearned Outperformance Shares are no longer eligible to be earned. Upon a change in control (as defined by the Incentive Plan), all Time-Vested Shares and Performance-Vested Shares may vest, at the discretion of the Board, on the terms set forth in the Incentive Plan, and any unearned Outperformance Shares will vest only to the extent that the applicable performance thresholds are met in the change in control transaction. Vesting will automatically accelerate on an individual’s death or disability or under certain other events such as dissolution of the Company. The vesting of the shares of restricted stock also accelerates under certain circumstances described in the Employment Agreements for each NEO, as described below. All shares of restricted stock are subject to forfeiture if the NEOs do not continue to be employed at specified dates in the future and if certain performance metrics are not satisfied.

2017 LTI Percentages

In addition to the change in the type of LTI awards granted to the NEOs in 2017, the Compensation Committee, with the assistance of L&A, reviewed the LTI percentage targets for all executive officers and certain Company employees based on peer company and market data. Following such review, and based on the Company’s strong operational performance in 2016, a more stabilized commodity price environment, it was determined that adjustments to LTI target percentages was necessary to be consistent with the Company’s compensation philosophy. Additionally, Mr. Betz’s LTI percentage target was further increased from 2016 to 2017 to reflect his new role as Chief Executive Officer effective January 1, 2017. The 2017 NEO LTI target percentages are indicated below:

Executive	2017 LTI Target (As % of Base Salary)
Richard F. Betz	400%
James M. Piccone	400%
Theodore Gazulis	375%
Michael N. Stefanoudakis	350%
Bob D. Brady, Jr.	250%

Other Elements of Compensation

Retirement Programs; No Supplemental or Executive-only Arrangements

All of the Company’s full time employees (including the Company’s executive officers) are eligible to participate in a 401(k) plan. The Company has no defined benefit pension plans, supplemental executive retirement plans or nonqualified deferred compensation plans.

Welfare Programs; No Supplemental or Executive-only Arrangements

The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

No Excise Tax Gross-ups or Meaningful Perquisites

The Company does not provide excise tax gross-ups or meaningful perquisites to its employees, including the executive officers.

Limited Severance Arrangements

In order to promote the retention of our executive leadership team, particularly in the event of a potentially disruptive corporate transaction, the Company provides customary but limited severance arrangements to its NEOs. The terms of these arrangements are described below under “Potential Payments Upon Termination or Change in Control of Resolute.”

Compensation Policies and Practices

Compensation Programs and Potential of Risks

At least annually, the Compensation Committee assesses the compensation policies and practices applicable to our employees, including our executive officers, and considers whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

We believe our compensation programs strike the appropriate balance between the short-term and long-term performance of the Company. Our executive compensation program incorporates performance goals related to a wide range of operational, financial and individual performance measures. By diversifying the performance measures and time horizons for assessing performance, we mitigate the risk of significant compensation payments based on accomplishments in one area that may have negative consequences on our business as a whole. The Compensation Committee and Board have determined that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation

Our performance-based incentive compensation programs were designed to permit the Company to deduct compensation expense under Section 162(m) of the Internal Revenue Code, which historically limited the tax deductibility of annual compensation paid to executives to $1 million, unless the compensation qualified as “performance-based,” although the Company reserved the right to pay compensation that did not qualify as “performance-based” from time to time. Federal legislation passed on December 22, 2017 repealed the exemption from Section 162(m)’s deduction limit for “performance-based” compensation and the limitation on deductibility generally was expanded to include all individuals who are considered NEOs in any year beginning after December 31, 2016. As a result, compensation paid to our NEOs in excess of $1 million may not be deductible for taxable years commencing after December 31, 2017, subject to limited transition relief for arrangements in place as of November 2, 2017, the scope of which is uncertain. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Despite the change in law, the Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders.

Stock Ownership Guidelines

The Compensation Committee recommended and the Board approved stock ownership guidelines for directors and the executive management team in order to further align the interests of our directors and officers with those of our stockholders. The policy was effective as of April 1, 2014, and individuals have five years to reach the following stock ownership guidelines: (i) Chief Executive Officer and Executive Chairman: 6x base salary, (ii) Other NEOs: 3x base salary, (iii) Vice Presidents: 2x base salary, and (iv) directors: 3x the annual cash retainer. Stock actually owned, as well as stock awarded under time-vested restricted stock awards, is included for purposes of satisfying these guidelines. Stock values are determined based on the value of the stock at the time it was acquired by the individuals. Currently, each of the NEOs, our Executive Chairman and except for Mr. Benton and Ms. Pasque, who were each appointed to the Board on August 1, 2017, all of our directors have achieved the stock ownership guidelines.

Policies Against Hedging and Pledging Stock

Under the terms of our Insider Trading Policy that is applicable to our NEOs and directors, such persons are prohibited from engaging in hedging transactions that are designed to hedge or offset a decrease in market value of such person’s Common Stock in the Company. We prohibit such conduct because to allow such activity the officer could then no longer be exposed to the full risks of ownership and may no longer have the same objectives as the Company’s other stockholders.

In addition, our NEOs and directors may not hold their Company securities in a margin account and may not, without prior approval and in very limited circumstances, pledge Company securities as collateral for any other loan. The only exception to the prohibition on pledging securities may exist in the case of a non-margin loan where the officer or director was clearly able to demonstrate the financial ability to repay the loan without resort to the pledged securities, and only if such pledge was pre-approved by our Compliance Officer. Other than 6,792 shares pledged as collateral for a loan and certain shares held in a margin account by certain of our directors, which were pre-approved by the Company’s Compliance Officer pursuant to the Company’s Insider Trading Policy, no shares owned by our NEOs or directors are currently pledged.

Clawback Provisions

Our Chief Executive Officer and Chief Financial Officer are currently subject to the forfeiture of bonuses mandated by Section 304 of the Sarbanes-Oxley Act of 2002. In addition, under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. In 2013, the Board affirmed that the Company will adopt a policy as required by the Dodd-Frank Act when final regulations have been provided by the SEC and corresponding listing standards adopted by the NYSE. Each officer employment agreement contains a provision that subjects all payments made to the executive (including cash and equity payments) under the terms of the employment agreement to clawback by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be in effect from time to time.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our principal executive officer, our principal financial officer and three other most highly compensated executive officers (the NEOs) who served as executive officers as of December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)	Total ($)
Richard F. Betz(1)	2017	$485,000	—	3,086,112	(3)	—		$517,131	—	$19,150	$4,107,393
Chief Executive Officer	2016	$350,000	—	—		$98,365	(5)	$893,298	—	$15,900	$1,357,563
	2015	$288,077	—	—		$125,935	(6)	$610,978	—	$15,930	$1,040,920
James M. Piccone(1)	2017	$415,000	—	2,640,649	(3)	—		$353,995	—	$21,525	$3,431,169
President	2016	$415,000	—	—		$155,511	(5)	$1,331,583	—	$20,610	$1,922,704
	2015	$341,577	—	—		$199,097	(6)	$900,526	—	$20,034	$1,461,234
Theodore Gazulis	2017	$350,000	—	2,087,924	(3)	—		$298,550	—	$15,900	$2,752,374
Executive Vice President and	2016	$350,000	—	—		$98,365	(5)	$893,298	—	$15,900	$1,357,563
Chief Financial Officer	2015	$288,077	—	—		$125,935	(6)	$610,978	—	$15,930	$1,040,920
Michael N. Stefanoudakis	2017	$350,000	—	1,948,678	(3)	—		$268,695	—	$19,800	$2,587,173
Executive Vice President,	2016	$300,000	—	—		$56,209	(5)	$568,777	—	$29,127	$954,113
Corporate Development /	2015	$265,500	—			$71,963	(6)	$396,407	—	$11,912	$745,782
Strategy, General Counsel and Secretary
Bob D. Brady, Jr.(2)	2017	$325,000	—	1,292,516	(3)	—		$221,780	—	$19,800	$1,859,096
Executive Vice President,	2016	—	—	—		—		—	—	—	—
Operations	2015	—	—	—		—		—	—	—	—

(1)

Messrs. Betz and Piccone were also directors of the Company but received no compensation for their services as directors. In connection with the previously disclosed Aneth Disposition, on January 1, 2018 Mr. Piccone resigned from his position as President and as a member of the Board of Directors of the Company and from all other officer and board positions of the Company’s subsidiaries.

(2)	2017 was the first year for which Mr. Brady was determined to be a NEO.

(3)

Represents the grant date fair market value of restricted stock awards granted in 2017, one-half of which are Time-Vested Shares and determined based on the Company’s closing stock price on the dates of grant, and one-half of which are Performance-Vested Shares and Outperformance Shares and determined using a Monte Carlo simulation model. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a description of the calculation of grant date fair market value. If achievement of the highest level of TSR Percentile were assumed, the grant date fair value of the restricted stock awards for each NEO (based on the Company’s closing stock price on the date of grant) would be as follows: Mr. Betz, $3,364,075; Mr. Piccone, $2,878,490; Mr. Gazulis, $2,275,983; Mr. Stefanoudakis, $2,124,193; and Mr. Brady, $1,408,929.

(4)

With respect to 2015 stock option awards, the strike price used was based on the Company’s closing stock price on the date of grant, May 5, 2015, which was $6.75 per share. With respect to 2016 stock option awards, the strike price used was based on 110% of the Company’s closing stock price on the date of grant, February 18, 2016, or $2.915 per share.

(5)	Represents the grant date fair value determined using a Black-Scholes pricing model of $1.9145 per unit on the date of grant.

(6)	Represents the grant date fair value determined using a Black-Scholes pricing model of $4.8375 per unit on the date of grant.

(7)

With respect to 2017, the amounts in this column include only the value of 2017 STI payments received for such year. With respect to 2016 awards, the value includes 2016 STI, LTI cash-settled stock appreciation rights, and time-based restricted cash awards. The grant date fair value of the cash-settled stock appreciation rights was calculated at $1.9145 per right and determined using a Black-Sholes pricing model with a ten-year term and the Company’s closing stock price on the date of grant, February 18, 2016, of $2.65 per share. With respect to 2015 awards, the value includes both 2015 STI and LTI time-based and performance-based restricted cash awards. The grant date fair value of the performance-based restricted cash awards was calculated based on an option pricing model for a cash or nothing call price of $0.30 per unit on the date of grant.

(8)

Consists of (i) contributions pursuant to the Company’s 401(k) plan to match employee contributions, (ii) vacation benefit payout for Mr. Stefanoudakis in the amount of $9,519 for 2016 and $8,282 for 2015, (iii) the value of parking paid for by the Company, if any, (iv) in 2015, an additional $30 for each NEO representing the value of medical loss ratio rebate received by each NEO, (v) a contribution of $1,500, $1,002 and $504 to the health savings account of Mr. Piccone in 2017, 2016 and 2015, respectively, and (vi) a contribution of $225 toward a health club benefit for Mr. Piccone. The 401(k) matching contribution was made for each NEO for the years listed, other than Mr. Stefanoudakis who did not participate in the 401(k) plan for 2015. The 401(k) matching contribution for (a) 2017 was $15,900, which was paid in 2018 but accrued on the Company’s financial statements in 2017; (b) 2016 was $15,900, which was paid in 2017 but accrued on the Company’s financial statements in 2016; and (c) 2015 was $15,900, which was paid in 2016 but accrued on the Company’s financial statements in 2015.

Grants of Plan Based Awards

The following table includes plan-based awards made to NEOs in 2017. In 2017, we granted long-term equity incentive awards in the form of restricted stock.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					All Other Stock Awards: Number of Shares or Units(2) #		All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Initial Target ($)	Maximum ($)	Threshold #	Target #		Maximum #
Richard F. Betz	02/07/17	303,125	606,250	909,375	—	—		—		—		—	—	—
	02/07/17	—	—	—	0	—		—		25,440	(4)	—	—	1,121,373
	02/07/17	—	—	—	0	25,439	(3)	50,878	(3)	—		—	—	1,964,759
James M. Piccone	02/07/17	207,500	415,000	622,500	—	—		—		—		—	—	—
	02/07/17	—	—	—	0	—		—		21,768	(4)	—	—	959,511
	02/07/17	—	—	—	0	21,767	(3)	43,534	(3)	—		—	—	1,681,158
Theodore Gazulis	02/07/17	175,000	350,000	525,000	—	—		—		—		—	—	—
	02/07/17	—	—	—	0	—		—		17,211	(4)	—	—	758,661
	02/07/17	—	—	—	0	17,211	(3)	34,422	(3)	—		—	—	1,329,263
Michael N.	02/07/17	157,500	315,000	472,500	—	—		—		—		—	—	—
Stefanoudakis	02/07/17	—	—	—	0	—		—		16,064	(4)	—	—	708,079
	02/07/17	—	—	—	0	16,063	(3)	32,126	(3)	—		—	—	1,240,619
Bob D. Brady, Jr.	02/07/17	130,000	260,000	390,000	—	—		—		—		—	—	—
	02/07/17	—	—	—	0	—		—		10,655	(4)	—	—	469,672
	02/07/17	—	—	—	0	10,654	(3)	21,308	(3)	—		—	—	822,844

(1)

Awards made under the Company’s 2017 short-term cash incentive (bonus) plan. One-half of the target award is based on Company-wide performance metrics and one-half is based on individual performance metrics.

(2)	Awards made pursuant to the Incentive Plan. Comprised of Time-Vested Shares and Performance-Vested Shares.

(3)

The recipient was granted Performance-Vested Shares shown in the table. The Performance-Vested Shares vest only upon achievement of specified thresholds of cumulative TSR as compared to a specified peer group. A TSR percentile is calculated based on the change in the value of our common stock between the grant date and the applicable vesting date, including any dividends paid during the period, as compared to the respective TSRs of a specified group of 11 peer companies. The Performance-Vested Shares vest in three installments on March 8, 2018, 2019 and 2020 to the extent that the applicable TSR Percentile ranking thresholds are met upon those dates. The Performance-Vested Shares shall vest on a sliding scale from 50% vesting for performance at the 33rd percentile level relative to peers (with zero vesting below the 33% level) to 100% vesting for performance greater than the 50th percentile level. Performance-Vested Shares that are eligible to vest on a vesting date but do not qualify for vesting become eligible for vesting again on the next vesting date. Any Performance-Vested Shares that have not vested by March 8, 2020 will be forfeited. In addition, the participant shall be entitled to earn a number of additional shares equal to the number of Performance-Vested Shares (the total of Performance-Vested Shares plus potential Outperformance Shares is set forth under the “Maximum #” column above) upon achievement of a higher TSR Percentile. The Outperformance Shares are earned in increasing increments based on a TSR Percentile attained over a specified threshold. Outperformance Shares may be earned on any vesting date to the extent that the applicable TSR Percentile ranking thresholds are met in three installments on March 8, 2018, 2019 and 2020. The Outperformance Shares shall be issued on a sliding scale beginning for performance at the 50th percentile level relative to peers, up to potential issuance of the full number of Outperformance Shares for performance at the 100th percentile level. Outperformance Shares that are earned at a vesting date will be issued to the recipient; however, prior to such issuance, the recipient is not entitled to stockholder rights with respect to Outperformance Shares. Outperformance Shares that are eligible to be earned but remain unearned on a vesting date become eligible to be earned again on the next vesting date. The right to earn any theretofore unearned Outperformance Shares terminates immediately following the final vesting date. The following peer group was approved for TSR ranking purposes for the 2017 equity grants:

Approach Resources, Inc. (AREX)	Diamondback Energy, Inc. (FANG)	PDC Energy, Inc. (PDCE)

Callon Petroleum Company (CPE)	Jagged Peak Energy Inc. (JAG)	Parsley Energy, Inc. (PE)

Carrizo Oil & Gas Inc. (CRZO)	Laredo Petroleum, Inc. (LPI)	RSP Permian, Inc. (RSPP)

Centennial Resource Development, Inc. (CDEV)	Matador Resources Company (MTDR)

(4)	The recipient was granted Time-Vested Shares in the amounts listed in the table. These shares vest in three equal annual installments on March 8, 2019, 2020 and 2021.

(5)

With respect to 2017 stock awards, the grant date fair value of the Time-Vested Shares was calculated based on a closing stock price of $44.08 per share on the date of grant, February 7, 2017. The grant date fair value of the Performance-Vested Shares (including the Outperformance Shares) was determined using a Monte Carlo simulation model. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a description of the calculation of grant date fair market value. The value at December 31, 2017 was $31.47 per share.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table identifies the vested but unexercised and the unvested equity awards for each of the NEOs as of December 31, 2017.

Name	Option Awards(1)							Stock Awards(1)
	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested #(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested #(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $(5)
Richard F. Betz	—	—		—	—	—		25,440	800,597	25,439	800,565
	17,356	8,677	(7)	—	6.75	05/04/25		—	—	—	—
	17,127	34,252	(8)	—	2.915	02/17/26		—	—	—	—
James M. Piccone(6)	—	—		—	—	—		21,768	685,039	21,767	685,007
	—	13,719	(7)	—	6.75	12/31/18	(6)	—	—	—	—
	24,285	54,151	(8)	—	2.915	12/31/18	(6)	—	—	—	—
Theodore Gazulis	—	—		—	—	—		17,211	541,630	17,211	541,630
	17,356	8,677	(7)	—	6.75	05/04/25		—	—	—	—
	17,127	34,252	(8)	—	2.915	02/17/26		—	—	—	—
Michael N. Stefanoudakis	—	—		—	—	—		16,064	505,534	16,063	505,503
	9,918	4,958	(7)	—	6.75	05/04/25		—	—	—	—
	9,787	19,572	(8)	—	2.915	02/17/26		—	—	—	—
Bob D. Brady, Jr.	—	—		—	—	—		10,655	335,313	10,654	335,281
	8,678	4,338	(7)	—	6.75	05/04/25		—	—	—	—
	8,563	17,126	(8)	—	2.915	02/17/26		—	—	—	—

(1)	All equity grants were made pursuant to the Incentive Plan.

(2)	Shares in this column represent Time-Vested Shares granted on February 7, 2017. These shares vest in three equal annual installments on March 8, 2019, 2020 and 2021.

(3)	Value of unvested Time-Vested Shares based on the closing price of the Company’s Common Stock on the NYSE on December 29, 2017 of $31.47.

(4)

Shares in this column represent Performance-Vested Shares granted on February 7, 2017. These shares vest in three equal annual installments on March 8, 2019, 2020 and 2021 to the extent that the applicable TSR Percentile ranking thresholds are met upon those dates.

In addition to the unvested shares described in this column, each of the NEOs is entitled to earn a number of additional Outperformance Shares in connection with their 2017 LTI grant, as follows: Richard F. Betz 25,439 shares; James M. Piccone 21,767 shares; Theodore Gazulis 17,211 shares; Michael N. Stefanoudakis 16,063 shares; and Bob Brady Jr. 10,654 shares.

(5)	Value of unvested Performance-Vested Shares based on the closing price of the Company’s Common Stock on the NYSE on December 29, 2017 of $31.47.

(6)

In connection with the previously disclosed Aneth Disposition, on January 1, 2018, Mr. Piccone entered into a Separation Agreement and Release (the “Separation Agreement”) whereby certain of his unvested equity awards, including his unvested options, vested on January 1, 2018. Additionally, pursuant to the terms of the Separation Agreement, the exercisability of his options will not terminate until December 31, 2018. For a summary of the material terms of the Separation Agreement, see “Potential Payments Upon Termination or Change in Control of Resolute—James M. Piccone Separation Agreement and Release” below.

(7)

Comprised of options to purchase shares of Common Stock of the Company granted in May 2015 that generally vest in three equal annual installments on each of the first three anniversaries of the date of grant, with an exercise price of $6.75 per share (the fair market value of the Common Stock on the date of grant) and a ten year term.

(8)

Comprised of options to purchase shares of Common Stock of the Company granted in February 2016 that generally vest in three installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the date of grant, with an exercise price of $2.915 per share (110% of the fair market value of the Common Stock on the date of grant) and a ten year term.

Option Exercises and Stock Vesting in 2017

During 2017, the NEOs exercised options and vested in restricted stock awards as described below.

	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise #	Value Realized on Exercise $		Number of Shares Acquired on Vesting #(1)	Value Realized on Vesting $(2)
Richard F. Betz	—	—		24,110	921,484
James M. Piccone	30,229	757,964	(3)	38,116	1,456,793
Theodore Gazulis	—	—		24,110	921,484
Michael N. Stefanoudakis	—	—		13,776	526,519
Bob D. Brady, Jr.	—	—		8,048	307,595

(1)

Includes time-vested shares and performance-vested shares granted in 2014 that vested on March 8, 2017 and outperformance shares that were earned on March 8, 2017. As a result, all outstanding performance-based equity awards that were granted in 2014 vested, and approximately 65% of the outperformance shares were earned, based on the stock price performance of the Company during the three year measurement period.

(2)	Based on the closing price on the NYSE of the Company’s Common Stock on March 8, 2017, the date of vesting, of $38.22.

(3)

On December 29, 2017, Mr. Piccone exercised 27,438 and 2,791 options at exercise prices of $6.75 and $2.915, respectively. The market price of the Company’s Common Stock on the NYSE on December 29, 2017 was $31.47.

Restricted Cash Vesting and Payouts in 2017 and Stock Appreciation Rights Vesting and Exercises in 2017

During 2017, the NEOs vested and received payouts in certain time-vested and performance-vested restricted cash awards that were granted in 2015 and 2016 and vested in (and in certain circumstances exercised) certain cash-settled stock appreciation rights that were granted in 2016, as set forth in the table below:

Executive Officer	Time-vested restricted cash vested and paid in 2017 ($)(1)	Performance- vested restricted cash award vested and paid in 2017 ($)(2)	Cash-settled stock appreciation rights vested in 2017 ($)(3)	Cash-settled stock appreciation rights exercised in 2017 ($)(4)
Richard F. Betz	190,241	695,706	1,811,323	—
James M. Piccone	300,762	1,099,879	2,863,624	—
Theodore Gazulis	190,241	695,706	1,811,323	—
Michael N. Stefanoudakis	108,709	397,547	1,035,037	397,368
Bob D. Brady, Jr.	95,120	347,853	905,679	—

(1)

Represents amounts paid in 2017 with respect to the portion of the time-vested restricted cash awards that vested in 2017. Time-vested restricted cash awards are set dollar amounts that generally vest in three equal annual installments on vesting dates coinciding approximately with the one-, two- and three-year anniversaries of the date of grant. Restricted cash awards were granted in 2015 and 2016. See the “Summary Compensation Table” above for details regarding the 2015 and 2016 grants.

(2)

Represents amounts paid in 2017 with respect to the portion of the performance-vested restricted cash awards that vested in 2017. Performance-vested restricted cash awards were granted in 2015 and 2016 as out-of-the-money awards with the following terms: The awards are denominated in dollars and the individual may earn a multiple of the dollar amount awarded based on future prices of the Company’s Common Stock trading at or above specified hurdles, using a 60 trading day average, and the individual’s continued employment. The first stock price hurdle is at $10 at which the award would be payable at 1x, and the highest stock price hurdle would be $40 at which the award would be payable at a multiple of 6x. Interim hurdles and multiples between these end points are set forth in the governing agreements. On February 15, 2017, the $40 stock price hurdle was satisfied. A time vesting element will apply to the performance-vested cash awards such that attained multiples will not be paid out prior to satisfaction of a three-year annual installment vesting timetable from the date of grant. In order for an award to be paid, both the performance criteria and the time criteria would need to be satisfied. Once a time vesting date passes, the employee is entitled to be paid one third, two thirds or 100%, as applicable, of whatever multiples have been achieved. Any multiples achieved following 100% time vesting would be paid within 60 days of such achievement. See the “Summary Compensation Table” above for details regarding the 2015 and 2016 grants.

(3)

Represents the vesting of a portion of the cash-settled stock appreciation rights that were granted in 2016. The values are based on the closing price on the NYSE of the Company’s Common Stock on March 8, 2017, the date of vesting, of $38.22, less the exercise price of $2.915. See the “Summary Compensation Table” above for details regarding the 2016 grants.

(4)

Represents amounts paid in 2017 with respect to cash-settled stock appreciation rights exercised in 2017 under stock appreciation rights that were granted in 2016. On June 20, 2017, Mr. Stefanoudakis exercised 14,317 stock appreciation rights at an exercise price of $2.915. The market price of the Company’s Common Stock on the NYSE on June 20, 2017 was $30.67.

2017 Pension Benefits

The Company has no defined benefit pension plans or supplemental executive retirement plans.

2017 Nonqualified Deferred Compensation Plans

In the year ended December 31, 2017, the Company had no nonqualified deferred compensation plans for its NEOs.

Retirement and Other Benefit Plans

All of the Company’s full time employees (including the Company’s executive officers) are eligible to participate in a 401(k) plan. Until 2015, the Company typically had matched all or a portion of employee contributions to the 401(k) plan up to 6% of compensation on a bi-weekly basis, with a year-end true up. The bi-weekly 401(k) match was suspended in 2015. Following completion of the 2017 fiscal year, the Board approved a matching contribution of up to 6% of compensation in February 2018 for all 2017 plan contributions.

Other Benefits Plans

The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

Potential Payments Upon Termination or Change in Control of Resolute

In early 2017, as described below, all of the officers of the Company including the Named Executive Officers entered into amended employment agreements that provide for severance payments upon termination or upon a change in control of the Company. The severance terms for the NEOs under such agreements are described below under “Employment Agreements.”

The Board has granted equity, equity-based and cash-based awards to the NEOs. The awards were granted under the Incentive Plan, which provides that upon the occurrence of certain Change in Control Events, such awards may become fully vested. See “Compensation Discussion and Analysis—Long-Term Incentive (LTI) Compensation” for a description of the awards to the NEOs.

The table below reflects the maximum compensation payable to each NEO (i) pursuant to the terms of the NEO employment agreements, (ii) based upon each NEO’s current salary and (iii) based on the Incentive Plan and related grant agreements upon each NEO’s death, disability, termination without cause or by executive for “good reason” (both outside of, and within, a change in control context), and upon a termination for cause or upon executive’s voluntary termination. The disclosure below assumes each termination of employment was effective as of December 31, 2017, that our stock price on such date was $31.47 (the reported closing price of our stock on the NYSE on December 29, 2017), and that no NEO’s benefits are reduced to take into account the effect of Sections 280G and 4999 of the Code. The actual amounts to be paid upon termination of any NEO are dependent on various factors, which may or may not exist at the time the NEO is actually terminated. Therefore, the amounts and disclosures below are estimates only, and should be considered “forward looking statements.”

Name	Payment Type	Death or Disability($)		For Cause, Retirement or Resignation without Good Reason ($)		Without Cause or Resignation for Good Reason
						Unrelated to Change in Control ($)		Related to Change in Control ($)(1)
Richard F. Betz	Cash Severance	2,182,500		0		2,182,500		3,273,750
	Pro-Rata Bonus(2)	517,131		0		517,131		517,131
	Restricted Stock	1,601,162	(3)	0		1,601,162	(3)	2,401,727	(5)
	Stock Options(6)	2,110,663		0		2,110,663		2,110,663
	Restricted Cash(7)	844,286		0		844,286		844,286
	Cash-Settled SARs(8)	4,395,043		0		4,395,043		4,395,043
	Health Payments	46,790		0		46,790		46,790

	TOTAL	11,697,575		0		11,697,575		13,589,391
James M. Piccone	Cash Severance	1,660,000		0		1,660,000		2,282,500
	Pro-Rata Bonus(2)	353,995		0		353,995		353,995
	Restricted Stock	1,370,046	(3)	0		1,370,046	(3)	2,055,054	(5)
	Stock Options(6)	2,578,874		0		2,578,874		2,578,874
	Restricted Cash(7)	1,334,776		0		1,334,776		1,334,776
	Cash-Settled SARs(8)	6,948,374		0		6,948,374		6,948,374
	Health Payments	41,280		0		41,280		41,280

	TOTAL	14,287,344		0		14,287,344		15,594,852
Theodore Gazulis	Cash Severance	1,400,000		0		1,400,000		1,750,000
	Pro-Rata Bonus(2)	298,550		0		298,550		298,550
	Restricted Stock	1,083,260	(3)	0		1,083,260	(3)	1,624,891	(5)
	Stock Options(6)	2,110,663		0	(4)	2,110,663		2,110,663
	Restricted Cash(7)	844,286		0	(4)	844,286		844,286
	Cash-Settled SARs(8)	4,395,043		0		4,395,043		4,395,043
	Health Payments	33,206		0		33,206		33,206

	TOTAL	10,165,008		0		10,165,008		11,056,638

Name	Payment Type	Death or Disability($)		For Cause, Retirement or Resignation without Good Reason ($)	Without Cause or Resignation for Good Reason
					Unrelated to Change in Control ($)		Related to Change in Control ($)(1)
Michael N. Stefanoudakis	Cash Severance	1,330,000		0	1,330,000		1,662,500
	Pro-Rata Bonus(2)	268,695		0	268,695		268,695
	Restricted Stock	1,011,037	(3)	0	1,011,037	(3)	1,516,539	(5)
	Stock Options(6)	1,206,081		0	1,206,081		1,206,081
	Restricted Cash(7)	482,448		0	482,448		482,448
	Cash-Settled SARs(8)	2,102,619		0	2,102,619		2,102,619
	Health Payments	46,790		0	46,790		46,790

	TOTAL	6,447,670		0	6,447,670		7,285,672
Bob D. Brady, Jr.	Cash Severance	1,170,000		0	1,170,000		1,462,500
	Pro-Rata Bonus(2)	221,780		0	221,780		221,780
	Restricted Stock	670,594	(3)	0	670,594	(3)	1,005,305	(5)
	Stock Options(6)	1,055,305		0	1,055,305		1,055,305
	Restricted Cash(7)	422,143		0	422,143		422,143
	Cash-Settled SARs(8)	2,197,507		0	2,197,507		2,197,507
	Health Payments	27,168		0	27,168		27,168

	TOTAL	5,764,498		0	5,764,498		6,392,279

(1)	Termination is related to a Change in Control if it occurs six months before or two years following the Change in Control.

(2)	Because the effective date of termination is assumed to be December 31, 2017, the amounts are equal to 100% of the actual STI payments relating to the 2017 calendar year.

(3)

The amounts reflect full vesting of all time-vested shares and all performance-vested shares that were outstanding as of December 31, 2017. The amounts do not reflect the earning of any Outperformance Shares, except as disclosed pursuant to footnote 5 to this table. The shares are valued at the closing stock price on December 29, 2017, which was $31.47.

(4)

Upon a “qualified retirement,” Mr. Gazulis retains the right to continue to vest in his previous option awards, cash-settled stock appreciation rights and restricted cash awards, as if he had remained an employee of the Company, under the terms of such awards. Because the total amount eventually earned under such awards cannot be determined at the time of termination, we have not reflected any amounts in the table above with respect to any such hypothetical retirement.

(5)

Amount includes full earning of all Outperformance Shares outstanding at December 31, 2017, as such amounts are disclosed in footnote 4 to the “Outstanding Equity Awards at 2017 Fiscal Year End” table above. The actual earning of Outperformance Shares upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the Incentive Plan and related grant agreements, based on the facts and circumstances existing at the time. The shares are valued at the closing stock price on December 29, 2017, which was $31.47.

(6)

Amounts include vesting of all unvested option awards outstanding and full exercise of all option awards (vested and unvested) outstanding at December 31, 2017, as such amounts are disclosed in the “Outstanding Equity Awards at 2017 Fiscal Year End” table above. The actual vesting of options upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the Incentive Plan and related grant agreements, based on the facts and circumstances existing at the time. The options are valued at the difference between the closing stock price on December 29, 2017, which was $31.47 and the exercise prices of such options.

(7)

Amounts include full vesting of all restricted cash awards outstanding at December 31, 2017, as such amounts were disclosed in footnote 2 to the “Grants of Plan Based Awards” table in the Company’s 2016 and 2015 proxy statement. The actual vesting of restricted cash upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the Incentive Plan and related grant agreements, based on the facts and circumstances existing at the time.

(8)

Amounts include vesting of all unvested cash-settled stock appreciation rights outstanding and full exercise of all cash-settled stock appreciation rights (vested and unvested) outstanding at December 31, 2017, as such amounts were disclosed in footnote 2 to the “Grants of Plan Based Awards” table in the Company’s 2016 proxy statement. The actual vesting of cash-settled stock appreciation rights upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the Incentive Plan and related grant agreements, based on the facts and circumstances existing at the time. The cash-settled stock appreciation rights are valued at the difference between the closing stock price on December 29, 2017, which was $31.47 and the base price of such rights.

James M. Piccone Separation Agreement and Release

In connection with the previously disclosed Aneth Disposition, on January 1, 2018, Mr. Piccone resigned from his position as President and as a member of the Board of Directors of the Company and from all other officer and board positions of the Company’s subsidiaries (the “Resignation”). In connection with the Resignation, Mr. Piccone and the Company entered into the Separation Agreement. The material terms of the Separation Agreement, including compensation payable thereunder and treatment of long-term incentive awards was consistent with Mr. Piccone’s employment agreement and the Incentive Plan and related grant agreements. The following is a summary of the material terms of the Separation Agreement.

•

Beginning in February 2018, Mr. Piccone received cash severance, payable over a period of twenty-four (24) months equal to two (2) times his current base salary plus two (2) times his target short-term incentive bonus payment, less applicable taxes and withholdings.

•	All of Mr. Piccone’s unvested restricted cash incentive awards will remain outstanding and continue to vest through February 2019.

•	All of Mr. Piccone’s unvested time-based restricted stock, stock options and cash-settled stock appreciation rights vested on January 1, 2018.

•

All of Mr. Piccone’s unvested performance-based restricted stock and all “outperformance shares” will remain outstanding and continue to vest or be earned, as applicable, through the end of the performance period ending March 2020.

The Separation Agreement also generally provides for a release by Mr. Piccone of all claims related in any way to Mr. Piccone’s employment with and separation from the Company. This description of the Separation Agreement is qualified in its entirety by the complete copy of the Separation Agreement attached to the Form 8-K filed by the Company on January 4, 2018.

NEO Employment Agreements

Effective January 1, 2017, Richard F. Betz was named the Company’s Chief Executive Officer and Nicholas J. Sutton, the Company’s former Chief Executive Officer, was named Executive Chairman. In connection with their new positions, each of Messrs. Betz and Sutton entered into new employment agreements with the Company effective January 1, 2017. Furthermore, on February 7, 2017, the Compensation Committee and Board approved amended employment agreements for all of the remaining officers of the Company including the other NEOs. Each of Messrs. Piccone, Gazulis, Stefanoudakis and Brady entered into amended employment agreements, effective as of January 1, 2017. Effective November 1, 2017, Mr. Brady was promoted from Senior Vice President, Operations to Executive Vice President, Operations and entered into a new executive employment agreement. The following is a summary of the terms of the employment agreements, but is qualified by reference to the full text of those agreements.

Each executive employment agreement provides for the payment of annual base salary and annual short-term incentive payment (as a percent of base salary) upon the achievement of certain targets and also provides for the issuance of annual grants of equity or equity-related awards (valued as a percentage of base salary). The employment agreement for Mr. Betz provides for the payment of an annual base salary, initially in the amount of $485,000, and an annual STI payment (as a percent of base salary) upon the achievement of certain targets. Mr. Betz’s initial target annual STI payment percentage was 125%. The agreement also provides for the issuance of annual grants of equity or equity related awards (valued as a percentage of base salary). Mr. Betz’s initial target annual LTI payment percentage was 400%. The employment agreements for Messrs. Piccone, Gazulis, Stefanoudakis and Brady provide for the payment of annual base salaries, effective January 1, 2017, initially in the amounts of $415,000, $350,000, $350,000 and $325,000, respectively, and annual STI payments (as a percent of base salary) upon the achievement of certain targets. Messrs. Piccone, Gazulis, Stefanoudakis and Brady’s initial target annual STI payment percentages are 100%, 100%, 90% and 80%, respectively. The agreements also provide for the issuance of annual grants of equity or equity related awards (valued as a percentage of base salary). Messrs. Piccone, Gazulis, Stefanoudakis and Brady’s initial target annual LTI payment percentages are 400%, 375%, 350% and 250%, respectively.

In addition, each executive is entitled, during the term of his employment agreement, to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The employment agreements have an initial term commencing effective as of January 1, 2017, and ending on December 31, 2017, with automatic additional one year term extensions.

Severance Provisions. Each employment agreement provides that if the executive’s employment is terminated (a) by the Company without “cause”, but in the absence of a “change in control”, (b) by the executive with “good reason”, or (c) by the Company or by the executive upon his death or disability, the executive is entitled to receive, in addition to earned but unpaid compensation, bonus payments, employee benefits and business expense reimbursements (the “Accrued Payments”), (i) payment of an amount equal to the equivalent of 24 months of his base salary as of the date of termination (ii) payment of an amount equal to a 2x multiple of the executive’s target STI payment, (iii) payment of an amount equal to a pro-rata portion of the target STI payment that the executive would have been entitled to for the calendar year of termination (a “Pro Rata Bonus”), (iv) reimbursement on a monthly basis of premiums for payments for COBRA or equivalent health care coverage for 24 months, (v) vesting of any time-based long-term incentive awards, and (vi) continued vesting of any performance-based long-term incentive awards through the end of the applicable performance period if any performance targets are met during such period (the payments described in (i) through (iv) are collectively referred to as the “Severance Payments”). The terms “cause”, “change in control” and “good reason” have the definitions set forth in the employment agreements.

Each employment agreement also provides that if the executive’s employment is terminated by the Company without cause, or by the executive with good reason, within six months prior to the occurrence of a change in control or within two years following a change in control, he is entitled to receive, in addition to Accrued Payments, (i) an amount equal to a multiple of the sum of (a) the executive’s annual base salary as of the termination date, or, if greater, as of the date of the change in control, plus (b) his target STI payment, calculated based on his annual base salary as of the termination date, or, if greater, as of the date of the change in control, (ii) payment of the Pro-Rata Bonus, and (iii) reimbursement on a monthly basis of premiums for payments for COBRA or equivalent health care coverage for 24 months (the payments described in (i) through (iii) are collectively referred to as the “Change in Control Severance Payments”). For Mr. Betz the severance multiple in clause (i) is 3.0x, for Mr. Piccone the severance multiple was 2.75x, and for Messrs. Gazulis, Stefanoudakis and Brady the severance multiple is 2.5x.

Vesting of Equity Awards Upon Change in Control. The employment agreements contain double trigger equity vesting provisions upon a Change in Control. Upon a Change in Control,

(i) any equity awards will vest to the extent that the vesting of all outstanding awards is accelerated by the Board under the terms of the Incentive Plan, and (ii) any performance-based equity awards held by the executive will vest to the extent that the stock price target or other performance thresholds applicable to such awards are met in the change in control transaction, as determined by the Board in its reasonable discretion. Any performance-based equity awards held by the executive that are not vested under the preceding sentence will be automatically converted to time-based equity awards in equal one-third proportions and the vesting of those awards will be amended such that those awards shall vest over the executive’s next three regularly scheduled vesting dates. Any remaining equity awards that remain unvested will vest on the established vesting date of such award, provided however, that in the event of a termination of the executive’s employment by the Company (or its successor) for any reason (other than for cause), or in the event of a termination of his employment by the executive for good reason, within two years following a change in control, such unvested equity awards will immediately and automatically vest in full and, in the case of options or other exercisable equity awards, will remain exercisable for two years following such termination of employment.

In addition, if the executive’s employment is terminated (i) by the Company for any reason other than for cause or (ii) by the executive for good reason, in each case within the six months prior to the occurrence of a change in control, then the executive will be treated for purposes of the vesting of equity awards as if he continued to be employed through the date of the change in control and the termination of his employment occurred immediately following the change in control.

The timing and amount of any Severance Payments or Change in Control Severance Payments to the executive may be modified to comply with, and to avoid additional taxes or interest under, Section 409A of the Internal Revenue Code of 1986, as amended.

No Tax Gross-Ups. There is no 280G gross-up provided in the employment agreements.

Clawback Provisions. Each employment agreement also contains a provision that subjects any payment made under the terms of the employment agreement to clawback by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be in effect from time to time.

Other Provisions. In the employment agreement, each officer has agreed: (i) that all intellectual property developed, and business opportunities as to which such executive became aware, during his employment belong to the Company, (ii) to maintain confidentiality of proprietary information, and (iii) to turn over to the Company all business records during, and upon termination of, employment. In addition, during the period following termination set forth below, the executive cannot engage in the oil and gas business in an area within a ten mile radius of the boundaries of any material property interest of the Company (the “Non-Compete”) and the executive would be in all events prohibited during a specified period following termination from inducing any other employee of the Company to terminate his employment or cease providing services to the Company for a period of 24 months following termination. The applicable Non-Compete period for each of the NEOs is 18 months in the event of a resignation without good reason or termination for cause, 12 months in the event of a termination without cause or resignation for good reason, and 6 months following a termination in connection with a change in control.

This description of the employment agreements is qualified in its entirety by the complete copies of the various employment agreements attached to the Form 8-Ks filed by the Company on January 4, 2017 and February 13, 2017.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Richard F. Betz, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules. Given the different methodologies that companies may use to determine their CEO pay ratio, the ratio reported below may not be comparable to the ratios reported by other companies. The values are as follows for 2017, our last completed fiscal year:

•	Mr. Betz’s annual total compensation—$4,107,393

•	Our median employee’s annual total compensation—$134,280

•	Ratio of Mr. Betz’s annual total compensation to our median employee’s annual total compensation—31:1

To identify the median employee, we took the following steps:

•

We selected December 31, 2017 as the determination date for purposes of identifying the median employee. Our employee population as of this date was 217, which included all full-time, part-time and temporary employees. All of our employees are located in the United States. In calculating this number, we did not use any of the exemptions permitted under SEC rules.

•

To determine the median employee, we identified a consistently applied compensation measure which would provide a reasonable picture of the annual compensation of our employees. For our consistently applied compensation measure, we used base salary plus short-term incentive awards and long-term incentive awards (valued at the grant date fair market value).

•

We identified the median employee by examining the compensation for all full-time, part-time and temporary employees, excluding our CEO, who were employed by us on December 31, 2017. We adjusted estimates with respect to compensation by annualizing the base salary and cash short-term incentive compensation for any newly hired employees who were not employed by us for all of 2017. We then calculated the median employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K, using the same methodology reflected in the Summary Compensation Table above. This resulted in annual total compensation for our median employee of $134,280.

•	Mr. Betz’s 2017 annual total compensation as reflected in the Summary Compensation Table included in this proxy statement was $4,107,393.

Compensation Committee Report

We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis with the management of the Company, and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:
Gary L. Hultquist, Chairman Tod C. Benton James E. Duffy Janet W. Pasque William K. White

EQUITY PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our Common Stock issuable under our compensation plans as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,048,698	(1)		(1)	1,913,502	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	1,048,698	(1)		(1)	1,913,502	(2)

(1)

At December 31, 2017, 130,444 of these shares were reserved for issuance underlying unearned “Outperformance Shares” that have no exercise price associated with the award. Also, 918,254 of these shares are reserved for issuance underlying stock options issued in 2015 and 2016. These options have a weighted-average exercise price of $3.58.

(2)

This reflects the shares that remained available for issuance under the Incentive Plan as of December 31, 2017. As of May 7, 2018, the Company had (i) 1,186,779 shares remaining available for future issuance under such plan (net of shares reserved for outstanding awards), (ii) 725,757 options outstanding with a weighted average exercise price of $4.04 per share and all subject to three year vesting, (iii) an aggregate of 863,289 shares of restricted stock outstanding that are subject to future vesting, and (iv) 315,101 shares reserved for issuance underlying unvested “Outperformance Share” awards.

Current Equity Awards Outstanding

The following table sets forth information regarding shares currently outstanding under our Incentive Plan as of May 7, 2018. The Company made its 2018 annual long term incentive awards to employees in February 2018 and the stock component of those awards is included in the table below.

Stock options outstanding	725,757
Weighted average exercise price	$4.04
Weighted average remaining contractual life	7.64 years
Restricted stock outstanding (unvested)	863,289
Shares reserved for issuance under unvested Outperformance Shares	315,101
Shares remaining for grant under the Incentive Plan	1,186,779

TRANSACTIONS WITH RELATED PERSONS

The Company has entered into agreements to indemnify its directors and NEOs. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

There are no transactions involving the Company and any of the NEOs or directors, other than Mr. Raymond, that would be required to be reported pursuant to Item 404(a) of Regulation S-K. Mr. Raymond’s brother, Colin Raymond, is the Chief Executive Officer of Compass Well Services (“Compass”), which performs certain oilfield services in the Permian Basin for Resolute Natural Resources Company, LLC. An affiliate of RR Advisors, LLC, of which Mr. Raymond is the sole member, holds a non-controlling ownership interest in Compass. Additionally, each of Mr. Raymond’s father, Lee Raymond, his brother, Colin Raymond, and other brother, John Raymond, hold a non-controlling ownership interest in Compass. In 2017 and 2018, the Company made payments in the amounts of approximately $4.1 million and $2.6 million, respectively, to Compass in exchange for such services.

On May 15, 2018, the Company and Monarch entered into the Settlement Agreement regarding nominations to the Company’s Board and related matters. Please see “Background” for more information.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES

Pursuant to the Company’s Code of Business Conduct and Ethics, the Board will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Board shall consider the relevant facts and circumstances available and deemed relevant to this determination. The Company has designated its Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary, Michael N. Stefanoudakis, as the compliance officer to generally oversee compliance with the Code of Business Conduct and Ethics.

COMPENSATION OF DIRECTORS

Our non-employee directors are compensated for their service on the Board and committees of the Board. Other directors do not receive compensation for such service.

Based on a Board compensation study by L&A, the Compensation Committee and Board approved the following annual compensation for non-employee directors for 2017:

•	Cash Compensation:

o	annual retainer of $60,000 (increased from $50,000 in 2016);

o	fees of $2,000 for each Board meeting and $1,000 for each committee meeting; and

o

additional annual compensation of $20,000 for the chairman of the Audit Committee (increased from $15,000 in 2016), $15,000 for the chairman of the Compensation Committee (increased from $10,000 in 2016), $10,000 for the chairman of the Corporate Governance/Nominating Committee and $26,500 for the Lead Independent Director (increased from $7,500 in 2016).

•	Equity Compensation:

o	Restricted stock awards with a grant date fair value of $150,000, which vests on the first anniversary of the grant date

In 2017, the Board approved equity or equity-related compensation to be paid to the non-employee directors in the amount of $150,000 annually, based on the results of the Board compensation study by L&A. On February 7, 2017, awards were made to each of Messrs. Duffy, Hicks, Hultquist and White of 3,934 shares of restricted stock with a grant date fair value of $44.08. The restricted stock granted in 2017 vested on the first anniversary of the date of grant. The value of each share of restricted stock awarded to each of Messrs. Duffy, Hicks, Hultquist and White for purposes of satisfying the target “equity” grant of $150,000 was the average closing stock price of the Company’s Common Stock on the NYSE for the last 60 trading days before the date of grant, which was calculated as $38.13. This yielded a calculated amount granted in the form of restricted stock of 3,934 for each of Messrs. Duffy, Hicks, Hultquist and White.

On August 1, 2017, the Board appointed Mr. Benton and Ms. Pasque as directors of the Company. In connection with their appointments, each received prorated equity and cash for 2017. As such, on August 1, 2017, awards were made to each of Mr. Benton and Ms. Pasque of 1,774 shares of restricted stock with a grant date fair value of $33.60. The value of each share of restricted stock awarded to Mr. Benton and Ms. Pasque for purposes of satisfying the target prorated “equity” grant of $62,525 was the average closing stock price of the Company’s Common Stock on the NYSE for the last 60 trading days before the date of grant, which was calculated as $35.24. This yielded a calculated amount granted in the form of restricted stock of 1,774 for each of Mr. Benton and Ms. Pasque.

In addition, each director is reimbursed for any out-of-pocket expenses incurred by such director in connection with attending meetings of the Board or its committees. Each director is covered by a liability insurance policy paid for by the Company and is indemnified, to the fullest extent permitted under Delaware law, by the Company for his or her actions associated with being a director. The Company has also entered into indemnification agreements with each of its directors.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors for the year ended December 31, 2017. Messrs. Sutton, Betz and Piccone are not included in this table because as employees of the Company they receive no additional compensation for their services as directors. Mr. Betz joined the Board on January 1, 2017 and Mr. Piccone resigned from the Board on January 1, 2018. The compensation received by Messrs. Betz and Piccone as employees is shown in “—Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total(3) ($)
James E. Duffy	132,500	3,934	(1)	—	—	—	—	305,911
Thomas O. Hicks, Jr.	110,000	3,934	(1)	—	—	—	—	283,411
Gary L. Hultquist	127,000	3,934	(1)	—	—	—	—	300,411
William K. White	128,000	3,934	(1)	—	—	—	—	301,411
Janet W. Pasque	38,000	1,774	(2)	—	—	—	—	97,606
Tod C. Benton	36,000	1,774	(2)	—	—	—	—	95,606

(1)

This director was granted 3,934 shares of restricted stock on February 7, 2017, which vests on the first anniversary of the date of grant. Amounts are based on the fair value of the restricted stock on the date of grant. The closing price of the Common Stock on the date of grant was $44.08 per share.

(2)

Each of Mr. Benton and Ms. Pasque was granted 1,774 shares of restricted stock on August 1, 2017, the date of their appointment to the Board. Such shares vest on the first anniversary of the date of grant. Amounts are based on the fair value of the restricted stock on the date of grant. The closing price of the Common Stock on the date of grant was $33.60 per share.

(3)

Additionally, at December 31, 2017, Messrs. Duffy, Hicks, Hultquist and White had outstanding vested cash-settled stock appreciation rights (“SARs”), as follows: Mr. Duffy 500 SARs; Mr. Hicks 20,833 SARs; Mr. Hultquist 15,833 SARs; and Mr. White 20,833 SARs. Each SAR has an exercise price of $2.65.

PROPOSAL THREE—ADVISORY VOTE
ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Act added Section 14A to the Exchange Act which requires, among other things, that companies with publicly-traded securities take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their NEOs as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. We are asking our stockholders to vote, on an advisory basis, to approve the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the SEC and Section 14A of the Exchange Act.

This proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Company and its Board and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider the stockholders’ concerns and will evaluate what, if any, actions are necessary to address those concerns.

At our 2017 Annual Meeting, the compensation of our named executive officers was approved by approximately 87% of the votes cast on that proposal (excluding broker non-votes). We believe that the compensation adjustments that we made in 2015 and 2016, and the favorable recommendation received from ISS, contributed to the positive Say on Pay vote. We engage in regular discussions with our stockholders on many aspects of our business, including compensation matters. In 2017 we met with certain of our largest stockholders and received favorable feedback on our compensation programs. We believe that the reinstatement of STI and LTI target percentages in 2017 was warranted based on our strong operational performance in 2016 and into 2017 as well as the stabilized commodity price environment. We will continue to dedicate significant efforts to ensure our executive compensation programs remain appropriate and properly reward and retain executives for performance, particularly in a volatile commodity price environment, and in a manner consistent with feedback received from stockholders, compensation programs of industry peers and advice from compensation experts.

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of the Board that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board believes that the compensation of our NEOs as disclosed in the “Executive Compensation” section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, the Compensation Discussion and Analysis, the executive compensation tables and related disclosures appropriately addresses those objectives, and accordingly recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the “Executive Compensation” section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

The Board recommends a vote FOR the resolutions set forth in this Proposal Three to approve of the compensation of the Company’s Named Executive Officers as disclosed in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

PROPOSAL FOUR—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and requests ratification of this appointment by our stockholders. KPMG has served as our independent registered public accounting firm since December 21, 2009. If our stockholders do not ratify the appointment of KPMG, the adverse vote would be considered as a direction to the Audit Committee to consider other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2018 will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of KPMG is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Fees Paid to Principal Accountants

The following table presents the aggregate fees billed for the indicated services performed by KPMG for the 2016 and 2017 fiscal years.

	2016	2017
Audit fees(1)	$673,815	840,000
Audit-related fees(2)	149,950	90,000
Tax fees	—	—
All other fees	—	—

Total	$823,765	$930,000

(1)

Audit fees consist of the aggregate fees billed for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports on Form 10-Q or services that are normally provided by KPMG in connection with the offering of securities and statutory and regulatory filings or engagement.

(2)

Audit-related fees consist of the aggregate fees billed for audits of, and consents related to, Statements of Revenues and Direct Operating Expenses associated with the Company’s acquisitions of certain properties during 2016 and 2017.

Audit Committee Pre-Approval Policy

The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to the pre-approval policies.

Report of the Audit Committee

Our management is responsible for the preparation of our financial statements, and our independent registered public accounting firm, KPMG, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2017, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees;

•

Received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence;

•	Discussed with KPMG its independence and considered whether any disclosed relationships or the provision of any services by KPMG during 2017 is compatible with maintaining KPMG’s independence;

•

Concluded that that the disclosed relationships and the provision of non-audit services by KPMG to the Company (of which there were none during 2017) is compatible with maintaining KPMG’s independence; and

•	Reviewed and approved the services provided by KPMG.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 12, 2018.

AUDIT COMMITTEE:

William K. White, Chairman
James E. Duffy
Gary L. Hultquist
Tod C. Benson

RECONCILIATION OF NON-GAAP MEASURES

In this proxy statement, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, nonrecurring cash-settled incentive awards, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Twelve Months Ended December 31,
	2017	2016
	($ in thousands)
Net loss	$(1,233)	$(161,722)

Adjustments:
Interest expense, net	43,449	50,684
Income tax (benefit) expense	(293)	91
Depletion, depreciation, amortization and asset retirement obligation accretion	92,089	50,462
Impairment of proved oil and gas properties	—	58,000
Aneth transaction costs	6,545	—
Stock-based compensation	12,273	6,316
Cash-settled incentive awards accrued	16,174	34,926
Cash-settled incentive awards paid	(2,169)	(5,742)
Mark-to-market loss	9,385	107,794
Contingent consideration gain	(3,464)	—

Total adjustments	173,989	302,531

Adjusted EBITDA	$172,756	$140,809

In this proxy statement, the term “cash-based general and administrative expense” is used. We define cash-based general and administrative expense (non-GAAP measure) as consolidated general and administrative expense adjusted to exclude non-cash share based compensation expense and one-time, non-recurring, transaction related expenses (transaction costs or fees). An example of such fees and expenses are the fees and expenses that were incurred in conjunction with the closing of the Aneth Disposition. Resolute’s management believes cash-based general and administrative expense is an important metric that enables management to evaluate the Company’s activities and operations consistently between periods and through the normal course of our activities and operations. This information differs from measures of our activities and operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of our activities and operations prepared in accordance with GAAP. This measure may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s general and administrative expense to cash-based general and administrative expense.

	Twelve Months Ended December 31,
	2017	2016
	($ in thousands)
General and administrative expenses	$48,537	$32,627
Adjustments:
Non-cash share based compensation	12,074	6,033
One-time transaction related expenses	6,545	—

Cash-based general and administration expenses	$29,918	$26,594

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate or within the discretionary power they have been provided.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees and to reduce unnecessary waste of paper materials.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which will typically be mailed in April or May of each year, by notifying us in writing at: Resolute Energy Corporation, Attn: Secretary, 1700 Lincoln Street, Suite 2800, Denver, CO 80203, or by contacting us at (303) 534-4600. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 534-4600, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Available Information

The Company maintains a link to investor relations information on its website, www.resoluteenergy.com, where it makes available, free of charge, the Company’s filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and all amendments to those reports and statements filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. The Company also makes available on its website copies of the charters of the Audit, Compensation and Corporate Governance/Nominating Committees of the Board, its Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Stockholder and Interested Parties Communications Policy and Corporate Governance Guidelines. Stockholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Secretary, Resolute Energy Corporation, 1700 Lincoln Street, Suite 2800, Denver, CO 80203. You may also read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains the documents the Company files with the SEC. The Company’s website and the information contained on or connected to its website are not incorporated by reference herein and its web address is included as an inactive textual reference only.

By Order of the Board of Directors,

Richard F. Betz Chief Executive Officer and Director Dated: •, 2018

Annex A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RESOLUTE ENERGY CORPORATION

Resolute Energy Corporation, a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the Corporation is “Resolute Energy Corporation” The Corporation was originally incorporated under the name “Resolute Energy Corporation”, and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 28, 2009 and the amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 25, 2009.

2.

This Second Amended and Restated Certificate of Incorporation (“Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.	This Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.

4.	The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Resolute Energy Corporation (the “Corporation”).

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, City of Dover, County of Kent, Delaware 19904, and the name of the Corporation’s registered agent at such address is COGENCY GLOBAL INC.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock.

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 226,000,000 shares, consisting of 225,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,0000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.

(b) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation).

Section 4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors, and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation.)

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the

Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V BOARD OF DIRECTORS

Section 5.1 Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the By-Laws (“By-Laws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate, “Whole Board” shall mean the total number of directors the Corporation set by resolution adopted as set forth in the prior sentence at a given point in time if there were no vacancies.

(b) Subject to Section 5.5, until the 2020 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Notwithstanding the foregoing, at the annual meeting of stockholders to be held in 2018, subject to Section 5.5, the directors whose terms expire at such meeting shall be elected for one-year terms and shall hold office until the 2019 annual meeting of stockholders and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. At the annual meeting of stockholders to be held in 2019, the directors whose terms expire at such meeting shall be elected for one-year terms and shall hold office until the 2020 annual meeting of stockholders and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. At the 2020 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for one-year terms and shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. From and after the 2020 annual meeting of stockholders, the directors shall no longer be divided into classes. In no event shall a decrease in the number of directors remove or shorten the term of any incumbent director. For the avoidance of doubt, each director elected at the 2018 annual meeting of stockholders shall serve a one-year term as provided in this Section 5.2(b) notwithstanding that the Second Amended and Restated Certificate of Incorporation, which amends, among other things, this Section 5.2(b) to declassify the Board from and after the 2020 annual meeting of stockholders may be filed with the Secretary of State of the State of Delaware after the 2018 annual meeting of stockholders at which such directors are elected and such Second Amended and Restated Certificate of Incorporation was adopted by the stockholders.

(c) Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies.

Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office, and any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of the predecessor director.

Section 5.4 Removal.

Subject to Section 5.5, following the 2018 annual meeting of stockholders, any director may be removed from office for cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or without cause by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, that any director in office at the 2018 annual meeting of stockholders (other than a director elected at the 2018 annual meeting for a one-year term) whose term expires at the 2019 annual meeting of stockholders or the 2020 annual meeting of stockholders (each such director, a “Continuing Classified Director”) may only be removed for cause with the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, until the expiration of the term for which such Continuing Classified Director was elected.

Section 5.5 Preferred Stock—Directors.

Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws.

ARTICLE VII
MEETINGS OF STOCKHOLDERS

Section 7.1 No Action by Written Consent.

Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders.

Section 7.2 Meetings.

Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, President, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.3 Advance Notice.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.2 Indemnification.

(a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 8.2 shall be a contract right that shall fully vest at the time the Covered Person first assumes his or her position as a director, officer, employee or agent and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights that any Covered Person may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that, notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate inconsistent with the purpose and intent of, Article V, Article VI, Article VII or this Article IX.

IN WITNESS WHEREOF, Resolute Energy Corporation has caused this Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer this [•] day of [•], 2018.

RESOLUTE ENERGY CORPORATION
By:
	Name:	Richard F. Betz
	Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

PRELIMINARY SUBJECT TO COMPLETION	RESOLUTE ENERGY CORPORATION YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m., Eastern Time the day before the annual meeting date.

VOTE BY INTERNET – WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the website and follow the instructions.

OR

VOTE BY TELEPHONE – 1-888-693-8683

If you are a holder of record, you may use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call and follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Resolute Energy Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

CONTROL NUMBER è

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 19, 2018:

Notice & Proxy Statement are available at www.ViewOurMaterial.com/REN

If submitting a proxy by mail, please sign and date
ê     the card below and fold and detach card at perforation before mailing.     ê

The Board of Directors recommends a vote “FOR” Proposals 1, 3 and 4 and “FOR” each of the nominees listed in Proposal 2.

1.	To approve an amendment to our certificate of incorporation to declassify our Board of Directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	If Proposal One is approved, the election of the following three directors to the Board of Directors as Class III directors to serve a one-year term expiring in 2019, or if Proposal One is not approved, to elect the following three directors as Class III directors for a three-year term expiring in 2021:
Nominees:
(1) Nicholas J. Sutton; (2) Gary L. Hultquist; (3) Janet W. Pasque;

FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

(Instructions: To withhold authority to vote for any individual nominee(s); mark the For All Except box and write in the name of nominee(s) in the space below.)

3.	To approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Transact any other business that may properly come before the meeting or any adjournment(s) thereof.

Signature	Date

Signature (Joint Owner)	Date

Please sign exactly as your name or names appear on this proxy card. Executors, administrators, attorneys–in–fact or trustees should give their full titles as such. If the signer is a corporation, please sign full corporate name and have a duly authorized officer sign, stating the title. If a partnership, please sign in partnership name by an authorized person. When shares are held jointly, each holder should sign.

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION,
ê     MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.     ê

PRELIMINARY SUBJECT TO COMPLETION	RESOLUTE ENERGY CORPORATION ANNUAL MEETING OF STOCKHOLDERS	PROXY

TO BE HELD ON JUNE 19, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard F. Betz, Theodore Gazulis and Michael N. Stefanoudakis, or any one of them, with full power of substitution, as Proxies of the undersigned, to represent and vote as designated on the reverse all of the shares of common stock of Resolute Energy Corporation held of record by the undersigned on May 7, 2018, at the Annual Meeting of Stockholders to be held on Tuesday, June 19, 2018, at 9:00 a.m., MDT, at the offices of Arnold & Porter, 370 Seventeenth Street, Denver, CO 80202, and any adjournment or postponement thereof.

This proxy authorizes each of the persons named above to vote at his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors.

The Board of Directors recommends a vote “FOR” Proposals 1, 3 and 4 and “FOR” each of the nominees listed in Proposal 2.

This proxy when properly executed will be voted at the meeting in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 3 and 4 and “FOR” each of the nominees listed in Proposal 2.

This proxy confers discretionary authority in respect of matters not known or determined at the time of the mailing of the notice of the Annual Meeting of Stockholders to the undersigned.

The undersigned hereby acknowledge receipt of (a) the Notice of Annual Meeting of Stockholders, (b) the Proxy Statement, and (c) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2017.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE BY THE INTERNET OR BY TELEPHONE.

(Continued and to be signed on the reverse side)